As filed with the Securities and Exchange Commission on December 28, 2001
                                             Registration File No.   ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    CITIZENS BANCSHARES OF SOUTH FLORIDA INC.
              f/k/a CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
         --------------------------------------------------------------
                 (Name of small business issuer in its charter)

           Florida                                             6712
---------------------------                         ----------------------------
(State or jurisdiction of                           (Primary Standard Industrial
incorporation or organization)                       Classification Code Number)


                                   59-3535315
                      ------------------------------------
                      (I.R.S. Employer Identification No.)


                       3411 Tamiami Trail North, Suite 200
                              Naples, Florida 34103
                                 (941) 643-4646
                      ------------------------------------

                          (Address and telephone number
                         of principal executive offices)

                               Michael L. McMullan
                             Chief Executive Officer
                       3411 Tamiami Trail North, Suite 200
                              Naples, Florida 34103
                                 (941) 643-4646
           ----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              Copies Requested to:
                Herbert D. Haughton, Esq. or A. George Igler, Esq
                             Igler & Dougherty, P.A.
                              1501 Park Avenue East
                           Tallahassee, Florida 32301
                            (850) 878-2411 Telephone
                            (850) 878-1230 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
|                                      |                       |                   |                      |                        |
|           Title of                   |                       |      Proposed     |       Proposed       |                        |
|          each class                  |         Amount        |       maximum     |        maximum       |                        |
|         of securities                |          to be        |      offering     |       aggregate      |        Amount of       |
|        to be registered              |       registered      |      price(1)     |   offering price(2)  |    registration fee    |
|--------------------------------------|-----------------------|-------------------|----------------------|------------------------|
| Common stock $0.01 par value         |       1,500,000       |       $10.00      |      $15,000,000     |        $3,750.00       |
| Warrants to purchase one share of    |                       |                   |                      |                        |
|      common Stock                    |         45,000        |        -0-        |         -0-          |           -0-          |
| Common Stock underlying warrants     |                       |                   |                      |                        |
|     $0.01 par value.                 |         45,000        |       $10.00      |       $450,000       |         $112.50        |
====================================================================================================================================

(1)  Maximum per share purchase price of stock to be issued.
(2) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per share.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


================================================================================

                                   PROSPECTUS




LOGO


                      CITIZENS BANCSHARES OF SOUTH FLORIDA

is offering up to 1,500,000 shares of our common stock. There is currently no public market for the common stock, and we do not expect a public market to develop after the offering. The offering price is $10.00 per share. Except for our employees, each subscriber is required to purchase a minimum of 500 shares. Employees may purchase a minimum of 50 shares.

         This is a risky investment. It is not a deposit or an account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Some of the risks of this investment are described under the heading "Risk Factors" beginning on page ___.

         No minimum number of shares must be sold in the offering and no escrow account will be established. Share certificates will be issued and proceeds from the sale of shares will be available to Citizens Bancshares every 15 days during the offering. See "Terms of the Offering - Distribution of Proceeds of the Offering" on page__.

         We will not utilize an underwriter to offer these shares. Instead, certain of our executive officers and directors will offer the shares on our behalf on a "best efforts" basis. These officers and directors will not receive any commissions or additional compensation for these efforts.

         The offering is scheduled to end on February 28, 2002. However, we have the right to extend the offering for two 90 day periods without notice to subscribers or until August 27, 2002. We also have the right to terminate the offering at any time prior to the sale of all of the shares offered. If we terminate the offering, proceeds from all sales made prior to the cancellation will be used by Citizens Bancshares as described herein.

                                      Subscription                              Proceeds to Citizens
                                      Price                 Commissions         Bancshares
                                      ------------          -----------         --------------------

Per Share ........................    $ 10.00              None                 $ 10.00
Maximum Offering..................    $ 15,000,000         None                 $ 15,000,000


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.





                  The date of this prospectus is _______, 2001.

                               PROSPECTUS SUMMARY

         We encourage you to read the entire prospectus carefully before investing.

Citizens Bancshares of South Florida

         Our Business. Citizens Bancshares is a Florida-based bank holding company which was formed in September, 1998. We recently changed our name from Citizens Bancshares of Southwest Florida to Citizens Bancshares of South Florida to more accurately reflect our intended market. We currently conduct substantially all of our activities through Citizens National Bank of Southwest Florida. Citizens National commenced banking operations on August 24, 1999 and its main office is in the Park Shore section of Naples, Florida which is approximately 3 miles north of downtown Naples. Citizens National expects to open an additional branch in Naples in May 2002.

         Our intent is to use a significant portion of the proceeds of the offering to expand our operations by opening a new bank in Fort Lauderdale, Florida in the second quarter of 2002. We believe that the new bank will be more successful than a branch of Citizens National in attracting customers in the southeastern Florida market, because most of the directors and officers of the new bank will be residents of southeast Florida. We believe that many customers will be attracted to the new bank by virtue of its local directors and management. See "Use of Proceeds" on page ___.

         Our Strategy. Our strategy is to target customers who are dissatisfied with the level of service delivered by the multi-state banking organizations which have in the recent years acquired a large percentage of the banking business in Florida. As a result of these acquisitions, we believe that we have the ability to attract owners of small and medium sized businesses, entrepreneurs, and other professionals and executives as customers by providing personalized service and products tailored to meet their needs.

         As part of our strategy, we will operate our existing bank and our new bank in substantially the same manner as locally managed community banks. Accordingly, we expect that the board of directors and officers of each of our subsidiary banks will consist primarily of individuals who live within the communities served by each bank. Additionally, we anticipate that all of the decisions on loans for each bank will be made by the board of directors and officers of that bank. Each bank will encourage its officers and directors to become active participants in the local community by supporting local charities and civic organizations.

         We also expect to realize some of the benefits of larger banking organizations. For example, we will operate each of our subsidiary banks on the same data processing system. Additionally, we may utilize a single human resources department to handle employee benefits and related employment matters. We will provide trust services and investment advice and counseling through our trust subsidiary. We hope to realize the benefits of economies of scale for these important functions.

         We may open or acquire additional banks in Florida in the future, although we have no current plans to do so. If we open or acquire additional banks, we expect that we would utilize our same strategy for establishing and growing these banks by emphasizing personalized service and the community bank philosophy.

         Our Proposed New Bank. We plan to open our proposed new bank, the "Bank of Florida", to serve the Broward County Florida market. The Florida Department of Banking and Finance has approved our application to organize the new bank, and the Federal Deposit Insurance Corporation is considering our application for deposit insurance. We will apply to the Board of Governors of the Federal Reserve System to acquire all of the capital stock of the new bank once the FDIC has granted us conditional approval for deposit insurance. Assuming that we receive all required regulatory approvals and the offering is successful, we expect that the new bank will commence operations in the second quarter of 2002.

         Our new bank in Fort Lauderdale will be headed by Mr. McMullan, who will serve as a director and as its President and Chief Executive Officer. He has resigned his chief executive officer's position with Citizens National and has relocated to Fort Lauderdale to open the new bank. Mr. John B. James has replaced Mr. McMullan as the Chief Executive Officer of Citizens National. Mr. James has served as a director of Citizens National since its inception and will serve as a director of the proposed bank. Mr. James retired from NationsBank on December 31, 1997 after 30 years in banking.

         The Chairman of Bank of Florida will be Harry K. Moon, M.D. Dr. Moon is the President and Chairman of the Cleveland Clinic Florida Foundation located in Weston, Florida. He currently serves as chairman of Bank of Florida's organizing group. Other proposed directors of the Bank of Florida include:

         o Jorge H. Garcia, CEO and Partner of Garcia, Brenner, Stromberg Architecture.
         o    Wayne Huizenga, Jr. Senior Vice President of Huizenga Holdings;
         o    Keith Koenig, Executive Vice President of City Furniture;
         o    Thomas J. Miller, CEO of Miller Construction Company;
         o    Richard Rochon, President of Huizenga Holdings;
         o Ramon A. Rodriguez, President of Madsen, Sapp, Mena, Rodriguez & Co. P.A., CPA firm;
         o    Steve Shelton, President of Shelton Dealerships, Inc.; and
         o    Terry W. Stiles, Chairman and CEO of the Stiles Corporation

         Our Existing Bank. Citizens National was formed by a group of Naples businessmen and bank executives who believed that there was significant demand for an additional community bank in the Naples area. Since opening in August 1999, Citizens National has grown rapidly. As of September 30, 2001, Citizens National had total assets of approximately $67.9 million. We expect that Citizens National will open two additional branches in the Naples market over the next six to 18 months.

         The President of Citizens National is Ms. Polly M. Rogers, who also has more than 30 years of experience in the Naples banking market, including serving as President and Director of Gulf Coast National Bank in Naples, Florida for 2 years before joining Citizens National.

         Our Management Team. Our management team includes individuals who have significant experience serving our target markets. Our President and Chief Executive Officer is Michael L. McMullan, who has more than 25 years of banking experience. Mr. McMullan is also the Chief Executive Officer of Citizens Capital Management, Inc. Citizens Capital is a wholly-owned subsidiary of Citizens National. Mr. McMullan has served as:

         o    The president of First Mississippi Bank, Jackson Division in 1983;
         o Executive Vice President and Manager of the Lending Division at Republic Bank of South Austin in Austin, Texas;
         o Commercial Banking Executive for C& S Bank of Florida in Jacksonville, Florida; and
         o Senior Banking Executive and Commercial Banking Manager for NationsBank, Collier County, Florida.

         In 1993 he accepted the position of Commercial Banking Executive for NationsBank's Broward County Division and while managing the Broward County and Palm Beach divisions he was the Florida Market Manager for NationsBank's Financial Strategies Group. His last position with NationsBank before joining the Citizens Bancshares team was that of Manager of the Economic Development Office for the State of Florida.

Determination of Offering Price

         The common stock of Citizens Bancshares is not publicly traded. Our Board of Directors arbitrarily determined the offering price per share after considering, among other criteria, our assets, market position, net worth, historical and projected earnings, book value and the last private trades reported to us.

Our Address and Telephone Number

         Citizens Bancshares' corporate headquarters is located at 3401 Tamiami Trail North, Naples Florida. Our telephone number is (941) 643-4646. Our website can be found at: www.cnb-online.com

Use of Proceeds

         The maximum proceeds in this offering is $15 million. If, when the offering has closed, we have raised at least $7.5 million in proceeds we will use this amount to purchase the common stock of Bank of Florida, our proposed Fort Lauderdale bank. If we do not raise $7.5 million, but raise at least $2.1 million in proceeds or if we raise at least $2.1 million more in proceeds than the $7.5 million needed to open the new bank, we will use these amounts to organize a Florida state-chartered trust company as a wholly-owned subsidiary of Citizens Bancshares. The wholly-owned subsidiary will acquire the assets and business of Citizens National's trust subsidiary, Citizens Capital Management, Inc. If we raise less than $2 million in proceeds or we raise more than $7.5 million but less than $9.6 million in proceeds, we will use up to $1.9 million to support our planned growth in the Naples area by adding additional capital to Citizens National.

         If we raise more than $9.6 million in proceeds, we will retain all proceeds in excess of $9.6 million to support future growth of our subsidiary banks. See "Use of Proceeds".

         Each subscriber should be aware that they are acquiring shares in our holding company and are not acquiring a direct equity interest in either Citizens National or our proposed new bank.

No Dividends Paid on Our Shares

         Citizens Bancshares has not paid a cash dividend since we began operations. We expect to retain our earnings to support growth and expansion into new business opportunities. Therefore, we do not expect to pay a cash dividend in the foreseeable future. See "Dividend Policy" and "Supervision and Regulation-Dividends".

The Offering

Securities Offered for Sale:                We  are  offering  up  to  1,500,000
                                            shares   of   common   stock.    See
                                            "Description  of  Capital  Stock" on
                                            page  __  for a  description  of the
                                            shares.

PriceperShare:                              $10.00 per share

SharesOutstandingAftertheOffering:          We will have up to 2,665,370 shares,
                                            outstanding after the offering.

RiskFactors:                                You should  read the "Risk  Factors"
                                            beginning on page before deciding to
                                            invest in our shares.

Investor Dilution per Share

         The book value of our shares was $ 7.42 on September 30, 2001. Purchasers of common stock in the offering will experience an immediate dilution of $1.13 or 11.3%, in the book value per share of the common stock from the offering price of $10.00 per share, assuming the maximum number of shares is sold. The dilution will be somewhat greater than 11.3% if less than the maximum is sold.

         In connection with our initial stock offering, we issued purchase warrants, which if fully exercised, would result in an additional 113,330 shares being issued at $10.00 per share. In addition, we have granted stock options periodically to officers and employees of Citizens Bancshares at exercise prices equal to fair market value at the date of grant. As of September 30, 2001, officers and employees held stock options to purchase 118,100 shares of common stock outstanding at an exercise price of $10.00 per share. See "Immediate Dilution In Book Value Per Share".

         Intentions of Citizens Bancshares Executive Officers and Proposed Directors to Purchase Shares in the Offering. Our executive officers, directors and proposed directors of the new bank have preliminarily indicated that collectively they intend to purchase approximately 120,000 shares of common stock in the offering, although they are under no obligation to do so. Any purchases by officers and directors in this offering will be made on the same terms as purchases by other investors. Our executive officers, directors and proposed directors of the new bank may purchase up to 750,000 of the shares in the offering if necessary in order to achieve the minimum subscription level necessary to capitalize the new bank.

Warrants

         Citizens Bancshares intends to issue warrants in this offering to the organizing directors of the new bank. Each organizer will receive one warrant for each two shares of common stock purchased in this offering. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $10.00 per share for a period of five years beginning on the date the Bank of Florida opens for business. The warrants will become exercisable in five
(5) equal installments beginning on the date the new bank opens for business and on each of the four succeeding anniversaries of that date. Warrants may be called at the request of the Federal Deposit Insurance Corporation if either of our banks become undercapitalized. Warrants will expire on the 5th anniversary of their issuance.

         The warrants have anti-dilution provisions that take effect in the event of stock dividends, splits, mergers, and for other similar events. See "Terms of Offering - Grant of Warrants to Organizers".

         Citizens Bancshares has reserved sufficient shares of common stock for issuance upon exercise of the warrants. The reserved shares are included in the registration statement, of which this prospectus is a part. Further, Citizens Bancshares has filed an undertaking with the SEC that it will maintain an effective registration statement by filing any necessary post-effective amendments or supplements to the registration statement throughout the term of the warrants with respect to the warrants and the shares of common stock issuable upon exercise of the warrants.

         No holder of any warrant will be entitled to vote, receive dividends or be deemed the holder of common stock for any purpose until the warrant has been exercised and the common stock purchasable upon the exercise of the warrant has been delivered. See "Terms of the Offering - Grant of Warrants to Organizers".

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data for the nine month and twelve month periods ended September 30, 2001 and December 31, 2000 are derived from the financial statements and other data of Citizens Bancshares. The selected financial data should be read in conjunction with the financial statements of Citizens Bancshares, including the financial statement notes included elsewhere herein. (data in thousands except per share)


                                                                                          At or for periods ended
                                                                               Sept. 30, 2001             Dec. 31, 2000
                                                                                  Unaudited
                                                                               --------------             -------------
Statement of Operations Data:
         Total interest income                                                $          3,329          $          2,674
         Total interest expense                                                          1,690                     1,385
         Net interest income before provision for credit losses                          1,638                     1,289
         Provision for credit losses                                                       156                       256
         Net interest income after provision for credit losses                           1,482                     1,033
         Noninterest income                                                                210                        44
         Noninterest expense                                                             2,117                     2,341
         Provision for income taxes                                                          0                         0
Balance Sheet Data:
         Total Assets                                                         $         67,853          $         49,288
         Earning Assets                                                                 60,262                    45,817
         Investment securities                                                              76                     1,075
         Loans held for investment(1)                                                   58,894                    32,955
         Allowance for loan losses                                                         436                       281
         Deposit accounts                                                               59,150                    40,135
         Stockholders' equity                                                            8,649                     9,074
Share Data: (2)(3)
         Basic earnings per share                                             $         (0.36)          $          (1.09)
         Diluted earnings per share                                                     (0.36)                     (1.09)
         Book value per share (period end)                                                7.42                      7.79
         Weighted average shares outstanding
              Used for basic earnings per share                                          1,165                     1,165
              Used for diluted earnings per share                                        1,165                     1,165
Performance Ratios:
         Return on average assets                                                        (0.97)%                   (3.41)%
         Return on average equity                                                        (6.38)%                  (12.86)%
         Interest-rate spread during the period                                           3.02 %                    2.66 %
         Net interest margin                                                              3.64 %                    3.60 %
         Efficiency (4)                                                                 102.88 %                  158.07 %
Asset Quality Ratios:
         Allowance for credit loan losses to period end loans                             0.74 %                    0.85 %
         Net charge-offs to average loans                                                 0.00 %                    0.00 %
         Nonperforming assets to period end total assets                                  0.33 %                    0.00 %
Capital and Liquidity Ratios: (5)
         Average equity to average assets                                                12.03 %                   21.27 %
         Leverage (4.00% required minimum)                                                9.98 %                   15.29 %
         Risk-based capital:
              Tier 1                                                                     11.98 %                   19.08 %
              Total                                                                      12.78 %                   19.84 %
         Average loans held for investment to average deposits                           87.98 %                   66.39 %


(1) Loans held for investment are stated net of unearned income but, before allowance for credit losses.
(2) Income per share is computed using the weighed average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required.
(3) Net value per share excludes the effect of any outstanding stock warrants and options.
(4) Efficiency is determined by dividing non-interest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets
(5) Capital and liquidity ratios are for Citizens National, not Citizens Bancshares.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

We Have Incurred a Substantial Loss Since We Commenced Operations and We May Continue to Incur Losses in the Future.

         We commenced banking operations on August 24, 1999. From that date through September 30, 2001, we had an accumulated deficit of approximately $2.9 million, although we did have net income of $ 1,000 in the month of September of this year. This deficit is primarily due to the costs of opening Citizens National and establishing its business, including the establishment of Citizens National's wealth management subsidiary Citizens Capital Management, which Citizens National formed on April 18, 2000. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

         We expect to incur a loss in 2002 due to the costs of establishing our new bank in Fort Lauderdale and the continuing expansion of our banking activities in the Naples market. We may also incur losses in subsequent years if we are unable to open our new bank, or if we are unable to successfully grow and manage our new bank and Citizens National. In this regard, a newly formed bank is ordinarily expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned depending on the Bank of Florida's ability to control operating expenses and generate net interest income. In light of the foregoing, there is a risk that Citizens Bancshares may never become profitable.

We May Encounter Unexpected Financial and Operating Problems Due to Our Rapid Growth.

         We have grown significantly since we opened Citizens National. As of December 31, 1999, we had total assets of approximately $28.2 million. Our total assets grew to approximately $67.9 million, by September 30, 2001. In addition to opening the new bank, we expect to open a new branch location in May, 2002, and intend to move Citizens Bancshares headquarters to this location. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to their unseasoned nature, which may affect the value of our shares.

If We Cannot Open Our Proposed New Bank, it is Likely That Our Future Operating Results Will Be Adversely Affected.

         We have filed applications with the Florida Department of Banking and Finance and the FDIC for permission to charter our proposed new bank. The Florida Department of Banking and Finance has approved our application and the FDIC application is pending. We will also need to file an application with the Federal Reserve to acquire the shares of the new bank, the Bank of Florida. Although we believe that all of these regulatory agencies will approve our applications, there can be no assurance that they will be approved. Furthermore, we need to sell at least 750,000 shares of common stock in order to have the funds required to capitalize the new bank. If we do not receive these approvals or sell the necessary shares, we will not open the new bank.

If we are unable to open the new bank for any reason, it is likely that our future operating results will be adversely affected.

If We Cannot Attract Additional Deposits, We Will Not Be Able to Grow.

         We plan to significantly increase the level of our assets (including our loan portfolio). Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products which are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

If Real Estate Values in the Naples, Florida Area Decline, Our Loan Portfolio Would Be Impaired.

         A significant portion of our loan portfolio consists of mortgages secured by real estate located in the Naples, Florida area. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in Southwest Florida, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

We May Not Be Able to Compete with Our Competitors for Larger Customers Because Our Lending Limits Will Be Lower than Theirs.

         We will be limited in the amount each of our subsidiary banks can loan a single borrower by the amount of each bank's capital. The new bank's legal lending limit for secured loans will be 25% of capital and surplus, while the limit for Citizens National is 15% of capital and surplus. Due to the relatively small size of Citizens National and our proposed new bank, our lending limits will be significantly less than those of many of our competitors. This may adversely affect our ability to establish loan relationships with larger businesses in our target markets.

         Citizens National has agreements with several correspondent banks to purchase loan participations in loans we make which exceed our legal lending limit. We are therefore, generally able to make loans well in excess of our legal lending limit because of these arrangements. We expect that Bank of Florida will have similar relationships with these correspondent banks. Without these arrangements, however, our banks would not be able to make loans which exceed their individual lending limit.

If Adverse Economic Conditions in Our Target Markets Exist for a Prolonged Period, Our Financial Results Could Be Adversely Affected.

         Our success will depend in large part on economic conditions in Southeast and Southwest Florida. A prolonged economic downturn or recession in these markets could increase our non-performing assets, which would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in these areas such as tourism, or natural disasters such as hurricanes, floods or tornadoes or additional terrorist activities such as those our country experienced in September, 2001.

Because Our Management Arbitrarily Determined the Offering Price for the Shares, the Offering Price May Exceed the Fair Market Value of Our Shares.

         Prior to the offering there was no active trading market in our common stock. Our Board of Directors arbitrarily determined the offering price without the assistance of underwriters or other valuation experts. The Board considered our historic and expected growth, and general market conditions, among other factors, in determining the offering price. Nevertheless, the offering price bears no relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the fair market value of our shares and price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

A High  Volume of Future  Sales of Our Common  Stock  Could  Depress  the Market
Price.

         After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have a minimum of 1,165,370 shares and a maximum of 2,665,370 shares of common stock outstanding.

         Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates." At the present time, our directors and executive officers hold an aggregate of 275,470 shares, and have the right to purchase up to 198,230 additional shares through warrants and stock options.

         Our directors and executive officers have indicated that they will subscribe to purchase at least 30,000 shares in the offering. Additionally, the persons who will serve as directors of Bank of Florida have indicated that they will subscribe to purchase at least 120,000 shares. Following the offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the offer to sell or the sale of these shares could impair our ability to raise capital by selling additional stock.

We May Need to Raise Additional Capital Which Could Dilute Your Ownership.

         We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. At the present time, we do expect to sell additional shares of common stock or other equity securities for at least 12 months. However, we believe that we may need to sell additional shares after that time in order to support the planned expansion of our subsidiary banks. If we do sell additional shares of common stock to raise capital, the sale may dilute your ownership interest and such dilution could be substantial.

Certain Provisions of Florida Law May Discourage or Prevent a Takeover of Our Company and Result in a Lower Market Price for Our Common Stock.

         Florida law, as well as certain federal regulations, contain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock. See "Anti-Takeover Provisions" for a discussion of these provisions.

You May Have Difficulty Reselling Your Shares Because it Is Unlikely That a Public Market for Our Shares Will Develop after the Offering.

         We do not currently have any brokers or other persons who make a market in our common stock. The absence of a public market for our shares will make it difficult for you to resell your shares and is likely to depress the prices which you would receive from any sale of your shares.

         We intend to apply to the Nasdaq to have our securities listed on the SmallCap Market as soon as we meet Nasdaq's qualification requirements. We currently meet most of the requirements to be listed on the SmallCap Market except for two qualifications: (1) our securities must be registered with the SEC pursuant to Section 12(g)(1) of the Exchange Act; and (2) we must have at least three market makers making a market in our securities. We intend to register our securities pursuant to Section 12(g)(1) of the Exchange Act immediately following the offering and expect that we will have at least three market makers for our securities. We will be able to meet the Nasdaq listing requirements. Investors, therefore, should consider the potential illiquid and long-term nature of an investment in the common stock.

Our Executive Officers and Directors Will Continue to Have Substantial Control over Our Company after the Offering Which Could Delay or Prevent a Change of Control Favored by Our Other Shareholders.

         Our executive officers and directors, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors own or have the right to acquire 335,377 shares, representing approximately 25.8% of the total number of shares outstanding as of September 30, 2001. Our current directors and executive officers, and the persons who will serve as directors of our new bank, are expected to subscribe to purchase a minimum of 150,000 shares in the offering. See "Management - Beneficial Ownership of Management Following Offering."

         The interest of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes," "expects," "anticipates," "intends," or "may" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         o    legal and regulatory risks and uncertainties;
         o economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and
         o the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

         You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

                                TERMS OF OFFERING


         We are offering up to 1,500,000 shares of our common stock at a price of $10.00 per share.

Minimum Subscription

         Each non-employee subscriber must agree to purchase a minimum of 500 shares. Employees are being given the right to purchase a minimum of 50 shares.

Plan of Distribution

         Shares will be offered on a best-efforts basis by certain officers and directors of Citizens Bancshares. The officers and directors will not receive any commissions or other remuneration in connection with these activities, but they may be reimbursed for reasonable expenses incurred as a result of such activities, if any. In reliance on Rule 3a4-1 of the Securities and Exchange Act of 1934, Citizens Bancshares believes that its officers and directors who are engaged in the sale of the shares will not be deemed to be brokers and/or dealers under the Exchange Act.

         We do not have any specific plan to engage an underwriter to sell the common stock at this time. However, in the event that 750,000 shares have not been sold by February 28, 2002, we may engage an underwriter to sell the shares on a best-efforts basis and such underwriter would receive a commission based upon such sales. It is anticipated that commissions paid will not exceed 8% of the $10.00 per share sales price and that other expenses of such underwriting will not exceed an aggregate of $25,000. In the event we engage an underwriter to sell shares prior to the expiration of the offering, a post-effective amendment to the registration statement will be filed with the SEC containing the terms of any agreements entered into with such underwriters and discussing any fees or expenses associated with such agreements.

Expiration Date

         The initial expiration date of the offering is February 28, 2002. However, we have the right to extend the expiration date by two 90 day periods without notice to subscribers or until August 27, 2002.

Distribution of Proceeds of the Offering

         No minimum number of shares must be sold in the offering. We will deposit all amounts received from each subscriber into an account in our name at Citizens National. Every two weeks during the offering we will issue shares to those subscribers whose subscriptions have been accepted. When the shares have been issued we will transfer the proceeds represented by these shares to our general account. We will issue all remaining shares within two weeks following the closing of the offering and transfer all remaining proceeds to our general account. As a result, subscribers will receive shares at different times.

Cancellation of Offering

         We have the right to terminate the offering at any time before the expiration date. If we cancel the offering, any proceeds received from sales made prior to the termination will be used as disclosed herein. See "Use of Proceeds".

Subscription Terms

         Citizens Bancshares reserves the right to reject any subscription. No subscription will be binding until accepted, and we may refuse to accept any subscription for shares, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions and a subscriber's potential to do business with, or to refer customers to, either or both of the subsidiary banks. In the event we reject all or part of your subscription offer, we will refund by mail all or the appropriate portion of the amount paid by you with the subscription offer, without interest, promptly after the rejection.

         For the first 60 days following the effective date of the offering, no person or group of persons acting in concert will be permitted to acquire more than 5% of the shares offered. No person or group of persons acting in concert will be permitted to acquire shares in the offering which when added to existing shares held by such persons, would exceed 9.9% of the total shares outstanding following the close of the offering without prior regulatory approval.

How to Subscribe

         You must take the following steps to subscribe for shares in the offering:

         o You must complete and sign the order form which accompanies this prospectus. A copy of the order form is attached as Exhibit B to this prospectus.
         o You must make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "Citizens Bancshares of South Florida."
         o You must deliver the executed subscription agreement, together with full payment for the purchase price, in person or by mail, to the address shown on the order form.

         If you have any questions about the offering or how to subscribe, please call Michael McMullan at (954) 202-8619 or Tom Whelan in Naples at (941) 643-4646. If you subscribe, you should retain a copy of the completed subscription documents for your records.

Offering Expenses

         Citizens Bancshares will pay the estimated offering expenses of $50,000 from the proceeds of the offering.

Grant of Warrants to Organizers

         In consideration of the efforts in organizing the Bank of Florida and the attendant personal financial risks assumed by them, the organizers will be issued warrants as of the date the new bank opens for business to purchase an aggregate of 45,000 shares of Citizens Bancshares common stock. Each organizer will receive one warrant for each two shares of common stock purchased during this offering.

         The warrants will be granted to the organizers in recognition of the financial risk they have undertaken in connection with the organizational effort, including attendance at numerous meetings over a period of several months. Each of the organizers has purchased a debenture from Citizens Bancshares in order to provide the funds necessary to pay organizational costs. The warrants will provide the organizers with the opportunity to profit from any future increase in the market value of the common stock. Twenty percent of the warrants issued to each organizer will become exercisable on the date that the Bank of Florida opens for business and twenty percent will become exercisable on each of the four succeeding anniversaries of the date the new bank opens for business. The warrants will have an exercise price of $10.00 per share and all of the warrants will expire five years from the date the new bank opens for business. The following table sets forth the number of shares underlying the warrants to be issued to each of the organizers:


                 ------------------------------------------------
                |                       |      Shares Underlying |
                |    Organizer          |          Warrants      |
                | ----------------------|----------------------- |
                | Jorge H. Garcia       |           12,500       |
                | ----------------------|----------------------- |
                | Wayne Huizenga, Jr.   |           12,500       |
                | ----------------------|----------------------- |
                | Keith Koenig          |            5,000       |
                | ----------------------|----------------------- |
                | Thomas J. Miller      |            5,000       |
                | ----------------------|----------------------- |
                | Harry K. Moon, M.D.   |            5,000       |
                | ----------------------|----------------------- |
                | Richard Rochon        |            5,000       |
                | ----------------------|----------------------- |
                | Ramon A. Rodriguez    |            5,000       |
                | ----------------------|----------------------- |
                | Steve Shelton         |            5,000       |
                | ----------------------|----------------------- |
                | Terry W. Stiles       |            5,000       |
                 ------------------------------------------------

                   IMMEDIATE DILUTION IN BOOK VALUE PER SHARE

         If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the pro forma book value per share of our common stock after the offering. Pro forma book value per share represents the amount of our total assets, less total liabilities divided by the pro forma number of shares of common stock outstanding. As of September 30, 2001, our net book value, on a pro forma basis as adjusted for the sale of a maximum of 1,500,000 shares offered in the offering, would have been approximately $8.87 per share. The following table illustrates this per share dilution.



                                                                 750,00                    1,500,000
                                                                Offering                    Offering
                                                                --------                    --------
Public offering price per share                                     $    10.00                  $   10.00
Book Value per share at September 30, 2001            $      7.42                 $      7.42
Increase per share attributable to new investors             1.01                        1.45
                                                           ------                     -------
Pro forma book value per share after offering                             8.43                        8.87
                                                                        ------                      ------
Dilution per share to new investors                                 $     1.57                  $     1.13
                                                                        ======                      ======




                                                  Shares Purchased                Total Consideration       Average Price
                                                 Number     Percent               Amount      Percent         Per Share
                                                 ------     -------               ------      -------         ---------
Based on 1,500,000 share offering:
Existing shareholders                          1,165,370       43.7%            11,653,700       43.7%         $ 10.00
New investors                                  1,500,000       56.3%            15,000,000       56.3%         $ 10.00
                                               ---------     -------            ----------    --------
     Total                                     2,665,370      100.0%            26,653,700      100.0%
                                               =========      ======            ==========     =======
Based on 750,000 share offering:
Existing shareholders                          1,165,370       60.8%            11,653,700       60.8%         $ 10.00
New investors                                    750,000       39.2%             7,500,000       39.2%         $ 10.00
                                              ----------     -------           -----------    --------
     Total                                     1,915,370      100.0%            19,153,700      100.0%
                                               =========      ======            ==========     =======

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2001. Our capitalization is presented:

         o    on an actual basis; and
         o on an as adjusted basis to give effect to the sale of a maximum of 1,500,000 shares in the offering and the application of the net proceeds from such shares

This table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Financial Statements included elsewhere in this prospectus.


                                                                                      As adjusted       As adjusted
                                                                                          for               for
                                                                                        750,000          1,500,000
                                                                                        -------          ---------
                                                                       Actual           offering          offering
                                                                       ------           --------          --------
Borrowings                                                         $         -     $            -    $            -
                                                                    ----------        -----------       -----------
Stockholders' equity:
Preferred Stock, $.01 par value, authorized and unissued           $         -     $            -    $            -
1,000,000 shares
Common Stock, $.01 par value, 20,000,000 shares authorized,
    1,165,370 issued and  outstanding (1,915,370 shares at the minimum offering and 2,665,370 shares at the maximum
    offering)                                                           11,654             19,154            26,654
Additional paid-in capital                                          11,549,700         19,042,200        26,534,700
Retained Earnings                                                   (2,911,904)        (2,911,904)       (2,911,904)
Net unrealized holding losses on securities                                  -                -                 -
                                                                    ----------        -----------       -----------
Total stockholders' equity                                           8,649,450         16,149,450        23,649,450
                                                                    ==========        ===========       ===========
Total capitalization                                               $ 8,649,450     $   16,149,450    $   23,649,450
                                                                    ==========        ===========       ===========


                                 USE OF PROCEEDS

         We will receive up $15 million in proceeds from the offering. If, when the offering has closed, we have raised at least $7.5 million in proceeds we will use this amount to purchase the common stock of our proposed new bank. If we do not raise $7.5 million, but raise at least $2.1 million in proceeds or if we raise at least $2.1 million more in proceeds than the $7.5 million needed to open the new bank, we will use these amounts to organize a Florida state-chartered trust company as a wholly-owned subsidiary of Citizens Bancshares which will acquire the assets and business of Citizens National subsidiary Citizens Capital Management. If we raise less than $2 million in proceeds or we raise more than $7.5 million but less than $9.6 million we will use up to $1.9 million to support our planned growth in the Naples area by adding additional capital to Citizens National. If we raise more than $9.6 million we will retain all proceeds in excess of $9.6 million to support future growth of our subsidiary banks.

         The following table illustrates the use of proceeds based upon various levels of sales of stock in the offering:

 ==============================================================================
|       Approximate Number of      |                                           |
|   Shares Outstanding at Closing  |        Expected Use of Proceeds           |
|----------------------------------|-------------------------------------------|
|Less than 210,000                 |  Expansion of Citizens National by opening|
|                                  |  additional branch offices; or            |
|----------------------------------|-------------------------------------------|
|210,000 ton 749,000               |  Establish Florida-chartered Trust Company|
|                                  |  as  wholly  owned  subsidiary of Citizens|
|                                  |  Bancshares   ($2,100,000).   Balance   of|
|                                  |  proceeds  to  be used to expand  Citizens|
|                                  |  National  by  opening  additional  branch|
|                                  |  offices; or                              |
|----------------------------------|-------------------------------------------|
|750,000                           |  Establish  new  bank in Fort  Lauderdale,|
|                                  |  Florida; or                              |
|----------------------------------|-------------------------------------------|
|More Than 750,000, but less       |  Establish new bank ($7,500,000),  balance|
|than 960,000                      |  of proceeds to be used to expand Citizens|
|                                  |  Bancshares'   subsidiaries   by   opening|
|                                  |  additional branch offices; or            |
|----------------------------------|-------------------------------------------|
|960,000                           |  Establish  new  bank   ($7,500,000)   and|
|                                  |  establish new trust company ($2,100,000);|
|                                  |  and                                      |
|----------------------------------|-------------------------------------------|
|More than 960,000 and up to       |  Any   proceeds  in  excess  of  9,600,000|
|$1,500,000                        |  will be used  by  Citizens Bancshares for|
|                                  |  future   expansion  of  its  wholly-owned|
|                                  |  subsidiaries.                            |
 ==============================================================================

         We will have significant discretion regarding when the proceeds will be applied toward the expansion of our business. In the event our expansion plans are delayed or curtailed for any reason, we will deploy the proceeds of the offering in alternative investments, such as loans or securities, in order to maximize returns. We believe that the offering proceeds, together with all other sources of financing currently available to us, are sufficient to sustain our proposed activities for at least 12 months following the offering.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Instead, we intend to retain any earnings to finance our growth.

         We are a legal entity separate and distinct from our subsidiaries. Substantially all of our revenues and cash flow will be in the form of fees which we charge to our existing bank for management services. Funds available for payment of dividends on our common stock would principally consist of dividends paid to us by our subsidiary banks. Due to the retained earnings position of our existing bank, its ability to pay dividends to us is severely limited. There are also statutory and regulatory limitations on the amount of dividends that may be paid by Citizens National to Citizens Bancshares. Our ability to receive dividends from our proposed new bank will be subject to essentially the same limitations. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our banks to us.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations
            (For the Nine Months Ended, September 30, 2001 and 2000)


                                    Overview

         Citizens Bancshares of South Florida, Inc. was incorporated in Florida in September 1998 to serve as a holding company for Citizens National Bank of Southwest Florida, a national banking association then in organization. Citizens Bancshares was incorporated as a mechanism to enhance Citizens National's ability to serve its future customers' requirements for financial services. The holding company structure provides flexibility for expansion of Citizens Bancshares' banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that a national bank maintain a minimum ratio of capital to assets. In the event that Citizens National's growth is such that this minimum ratio is not maintained, Citizens Bancshares may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Citizens National and otherwise raise capital in a manner which is unavailable to Citizens National under existing banking regulations.

         For approximately the first eleven months following its incorporation, the main activities of Citizens Bancshares centered on applying for a national bank charter, applying to become a bank holding company, hiring and training bank employees, preparing the banking facilities and premises for opening, and conducting an initial public offering of common stock to raise a minimum of $10 million to fund the startup of Citizens National. By August 1999, Citizens Bancshares had received subscriptions to purchase common stock in an amount in excess of the required minimum, and on August 24, 1999, Citizens National commenced operations at its office located at 3401 Tamiami Trail North in Naples, Florida.

         Citizens National is a full service commercial bank with full trust powers. Citizens National offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens National provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services.

         On April 18, 2000, Citizens Capital Management was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National. Citizens Capital Management applied to the OCC and was approved to engage in fiduciary services and estate planning consultation on August 23, 2000. Citizens Capital Management offers investment management, trust administration, estate planning, and financial planning services.

                              Results of Operations

Overview

         For the three-month period ended September 30, 2001, Citizens Bancshares reported a net loss of $107,542 compared to a loss of $293,041 for the comparable period in 2000. Interest income generated during the quarter ended September 30, 2001 totaled $1,179,655 compared to $746,328 for the same period in 2000. Approximately 95.0% of interest income for the third quarter of 2001 resulted from interest and fees on loans compared to 79.7% for the third quarter of 2000, a result of continued strong loan growth at Citizens National. Interest expense totaled $585,255 for the third quarter of 2001 compared to $367,147 for that period in 2000. Interest expense resulted entirely from interest paid on customer deposits. Net interest income represents the difference between interest received on interest-earning assets and interest paid on interest- bearing liabilities. For the three-month period ended
September 30, 2001, Citizens Bancshares' net interest income yield was 2.94% reflecting a yield on average earning assets of 7.78% and the cost of average interest-bearing liabilities of 4.84%.

         As a result of continued growth in loans, a total of $40,521 was added to the provision for loan loss for the three months ended September 30, 2001 compared to $29,211 for the three month period ended September 30, 2000.

         Non-interest income totaled $102,235 for the three month period ended September 30, 2001 compared to $11,721 for the three month period ended September 30, 2000. Non-interest income included $44,030 in fees generated by Citizens Capital Management during the third quarter of 2001.

         Citizens Bancshares' non-interest expense totaled $763,656 for the third quarter of 2001 compared to $654,732 for the comparable period in 2000. Expenses related to personnel totaled $446,984 for the third quarter of 2001 compared to $315,592 for the comparable period in 2000. Non-interest expenses attributed to the operation of Citizens Capital Management, Citizens National's subsidiary, totaled $126,431 for the three-month period ended September 30, 2001.

         For the nine-month period ended September 30, 2001, Citizens Bancshares reported a net loss of $424,135 compared to a loss of $897,351 for the comparable period in 2000. Interest income generated during the nine months ended September 30, 2001 totaled $3,328,759 compared to $1,857,427 for the same period in 2000. Approximately 90.6% of interest income for the first nine months of 2001 resulted from interest and fees on loans compared to 63.8% for the first nine months of 2000, a result of continued strong loan growth at Citizens National. Interest expense totaled $1,690,351 for the first nine months of 2001 compared to $894,597 for that period in 2000. Interest expense resulted entirely from interest paid on customer deposits. For the nine-month period ended September 30, 2001, Citizens Bancshares' net interest income yield was 3.08% reflecting a yield on average earning assets of 8.17% and the cost of average interest- bearing liabilities of 5.09%.

         A total of $156,472 was added to the provision for loan loss for the nine months ended September 30, 2001 compared to $149,182 for the nine month period ended September 30, 2000.

         Non-interest income totaled $210,507 for the nine month period ended September 30, 2001 compared to $26,777 for the comparable period in 2000.
Non-interest income included $95,594 in fees generated by Citizens Capital Management during the first three quarters of 2001.

         Citizens Bancshares' non-interest expense totaled $2,116,578 for the first nine months of 2001 compared to $1,737,776 for the comparable period in 2000. Expenses related to personnel totaled $1,242,480 for the first three quarters of 2001 compared to $886,452 for the comparable period in 2000. Non-interest expenses attributed to the operation of Citizens Capital Management, Citizens National's subsidiary, totaled $331,020 for the nine-month period ended September 30, 2001.

Average Balances, Income and Expenses, and Rates

         The following table depicts, for the periods indicated, certain information related to Citizens Bancshares' average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.


                           [Table follows this page.]




                Average Balances, Income and Expenses, and Rates
                             (dollars in thousands)


                                                                 For the Nine Months Ended Sept. 30,
                                                           2001                                        2000
                                                           ----                                        ----
                                                          Interest       Average                     Interest       Average
                                            Average          and          Yield/       Average          and          Yield/
                                            Balance       Dividends        Rate        Balance       Dividends        Rate
                                            -------       ---------       ------       -------       ---------       -----
Earning assets:
    Interest earning deposits           $         1,015  $        53        7.0%    $     2,000      $      104       6.9%
    Securities                                       84            3        4.8%            992              15       2.0%
    Federal funds sold                            6,692          238        4.7%         10,925             494       6.0%
    Loans                                        46,276        3,016        8.7%         15,926           1,184       9.9%
                                              ---------     --------                  ---------        --------
         Total earning assets                    54,067        3,310        8.2%         29,843           1,797       8.0%
                                                            --------                                   --------
Non-earning assets                                5,375                                   3,624
                                              ---------                               ---------
         Total Assets                   $        59,442                             $    33,467
                                               ========                               =========
Interest-bearing liabilities:
    NOW and money market                $        13,661  $       300        2.9%    $     5,593      $      137       3.3%
    Savings                                         620           11        2.4%            508              12       3.2%
    Time deposits                                30,155        1,398        6.2%         16,791             799       6.3%
                                               --------      -------                  ---------          ------
    Total interest-bearing liabilities           44,436        1,709        5.1%         22,892             948       5.5%
                                                             -------                                     ------
Non interest-bearing liabilities                  7,855                                   2,635
Stockholders' equity                              7,151                                   7,940
                                              ---------                               ---------
    Total liabilities and equity        $        59,442                             $    33,467
                                               ========                               =========
Net interest income before                               $     1,601                                 $      849
provision                                                    =======                                     ======

Interest-rate spread                                                        3.1%                                      2.5%
                                                                            ===                                       ===
Net interest margin                                                         3.6%                                      3.4%
                                                                            ===                                       ===
Ratio of average earning assets to
average interest-bearing liabilities              121.7%                                  130.4%
                                                  =====                                 =======


Comparison of Results of Operations for the Nine Months Ended September 30, 2001

Net Interest Income

         The largest component of net income for Citizens Bancshares is net interest income, which is the difference between the income earned on assets and the interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on Citizens Bancshares' interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and re-pricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Net interest income was $1,638,408 for the nine months ended September 30, 2001, as compared to $962,830 for the nine months ended September 30, 2000. The $30.0 million increase in loans (78.6%) between the periods had the most significant impact on the improvement in Citizens Bancshares' total interest income. Net interest income increased 56.8% for the nine months ended September 30, 2001, versus the comparable period in 2000. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.1% for the nine months ended September 30, 2001, as compared to 2.5% for the nine months ended September 30, 2000. Net interest margin, net interest income divided by average assets rose slightly to 3.6% for the nine months ended September 30, 2001, as compared to 3.4% for the nine months ended September 30, 2000. Citizens Bancshares' spread and margin increases were a result of increases in loan volumes having a greater impact on these ratios than the numerous declines in interest rates during the first nine months of 2001.

Provision and Allowance For Credit Losses

         Citizens Bancshares has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management's judgement as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the credit loss allowance will not be required.

         The allowance for credit losses is established through a provision for loan losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions.

         Activity in the allowance for credit losses follows (dollars in thousands):


                                                Nine Months       Twelve Months
                                                   Ended              Ended
                                              Sept. 30, 2001      Dec. 31, 2000
                                              --------------      -------------
Balance, beginning of period                  $     281,067       $      26,885
Recoveries                                                0               1,000
Charge-offs                                          (1,334)             (2,520)
Provision charged to operations                     156,472             255,702
                                                    -------             -------
Balance, end of period                        $     436,205       $     281,067
                                                    =======             =======

         At September 30, 2001, the allowance for credit losses amounted to $436,205, or 0.74% of outstanding loans. At December 31, 2000, the allowance for credit losses totaled $281,067, or 0.85% of outstanding loans. Citizens Bancshares' provision for credit losses was $156,472 for the nine months ended September 30, 2001. For the same nine month period in 2000, the provision for credit losses was $149,182. The provision for possible loan losses increased to 436,205 as of September 30, 2001 compared to $281,067 as of September 30, 2000. Because of a lack of historical loss experience, the provision has been established based principally on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. The provision is also influenced by the fact that some 30% of the loan portfolio is residential real estate which historically has resulted in a lower percentage of losses.


Non-interest Income and Expense

Non-interest Income

         Citizens Bancshares' primary sources of non-interest income include service charges on deposit accounts and fees related to loans which are closed in the name of a third party. Other sources of non-interest income include debit card, atm card, check printing, safe deposit, wire transfer and official check fees.

         Total non-interest income increased by $183,730 during the nine months ended September 30, 2001, as compared to the same period in 2000, reflecting increased activity fees related to increases in deposit and loan balances. Non-interest income totaled $210,507 for the nine months ended September 30, 2001, as compared to $26,777 for the comparable period in 2000.

Non-interest Expense

         Total non-interest expense increased by $378,802 during the nine months ended September 30, 2001, as compared to the same period in 2000 as a result of Citizens Bancshares' continued growth. For the first nine months of 2001, this increase was primarily increases in salary and benefits of $356,028 which resulted from the addition of staff due to continued growth and provided normal salary and benefit increases. Occupancy and equipment related expenses increased $46,308 in the first nine months of 2001 as compared to the same period in 2000, mainly due to equipment purchases related to staffing additions.


Comparison  of Results of  Operations  for the Three Months Ended  September 30,
2001

Net Interest Income

         Net interest income was $594,400 for the three months ended September 30, 2001, as compared to a loss of $379,181 for the three months ended September 30, 2000. The increase was directly related to significant increase in loan volume 78.6% ($30 million) between the periods. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 2.94% for the three months ended September 30, 2001, as compared to 3.17% for the three months ended September 30, 2000. The extreme declines in interest rates in 2000 had the most impact on this reduction as rates on earning assets declined at a faster pace than declines in interest-bearing liabilities.

Noninterest Income and Expense

Noninterest Income

         Total noninterest income increased by $90,514 during the three months ended September 30, 2001, as compared to the same period in 2000, reflecting increased activity fees related to increases in deposit and loan balances. Fees and service charges were $102,235 for the three months ended September 30, 2001, as compared to $11,721 for the comparable period in 2000.

Noninterest Expense

         Total noninterest expense increased by $108,924 during the three months ended September 30, 2001, as compared to the same period in 2000, as a result of Citizens Bancshares' continued strong growth. This 16.6% increase reflected increased personnel expenses related to additions in loan production and
Citizens Capital Management staffing components. Staffing increases were directly related to increased volumes in those areas. Occupancy and other expense increase for the third quarter were marginally higher and reflected anticipated increases related to our growth trends.


                               Financial Condition

         Citizens Bancshares' total assets at September 30, 2001, were $67.9 million, increasing from $49.3 million at December 31, 2000. The increase of approximately $18.6 million was due principally to the increase in loan balances of $26.0, partially offset by a decrease of $4 million in interest-bearing deposits in banks and a $6.5 million decrease in federal funds sold. Deposits increased approximately $19.0 million, with $5.5 million of the increase attributable to non- interest bearing deposits, a 134.7% increase compared to a 37.5% increase ($13.5 million) in interest bearing deposits.

         Total stockholders' equity as of September 30, 2001, was $8.6 million, a decrease of $424,136 or approximately 4.7% compared with stockholders' equity of approximately $9.1 million as of December 31, 2000.

         The following table shows selected ratios for the periods ended or at the dates indicated (annualized for the nine months ended September 30, 2001):


                           [Table follows this page.]




                                                              Nine Months Ended            Year Ended
                                                                Sept 30, 2001           December 31, 2000
                                                                -------------           -----------------
Return on average assets                                           (0.97)%                   (3.41)%
Return on average equity                                           (6.38)%                  (12.86)%
Interest-rate spread during the period                              3.02%                     2.66%
Net interest margin                                                 3.64%                     3.60%
Allowance for credit losses to period end loans                     0.74%                     0.85%
Net charge-offs to average loans held for investment                 0.0%                     0.0%
Nonperforming assets to period end total assets                     0.33%                     0.0%



                         Liquidity and Capital Resources

Liquidity Management

         Liquidity management involves monitoring Citizens Bancshares' sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in Citizens Bancshares' market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased)from correspondent banks and the Federal Home Loan Bank.

Short-Term Investments

         Short-term investments, which consist of federal funds sold and interest-bearing deposits, averaged $6.7 million in the first nine months of 2001 as compared to $12.9 million in the same period of 2000. At September 30, 2001, and December 31, 2000, short-term investments totaled $1.2 million and $11.7 million, respectively. These funds are a source of Citizens Bancshares' liquidity and are generally invested in an earning capacity on an overnight basis.

         Management regularly reviews the liquidity position of Citizens Bancshares and has implements internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Deposits and Other Sources of Funds

         In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, and borrowings from the Federal Home Loan Bank. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

Deposits

         Deposits from the community provide a relatively stable funding source for Citizens Bancshares' loan portfolio and other earning assets. Citizens Bancshares' total deposits were $59.2 million at September 30, 2001 and $40.1 million at December 31, 2000. Most of the $19.1 million increase in deposits since December 31, 2000, was attributable to continued growth in certificates of deposit. The funding requirements for loans have continued to grow in the first nine months of 2001 from 2000 levels. Loans have increased $26.0 million during the period from December 31, 2000 to September 30, 2001. As noted, Citizens National has also experienced strong growth in non interest deposits as management directed a conscious effort to attract deposits from commercial relationships. Management anticipates that a stable base of deposits will be Citizens Bancshares' primary source of funding to meet both its short-term and long-term liquidity needs in the future.

         Customers with large certificates of deposit tend to be more sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions fund their balance sheets in part through large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, Citizens Bancshares does not accept brokered deposits.

Capital

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100% (the Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets, and therefore Citizens Bancshares' capital is currently measured only at Citizens National level). Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ration consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

         Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ration is 3%, but all but the highest rated institutions are required to maintain rations 100 to 200 basis points above the minimum. Citizens Bancshares and Citizens National exceeded their minimum regulatory capital rations as of September 30, 2001, as reflected in the following table:

         The following table sets forth Citizens National's regulatory capital position (dollars in thousands):


                                                       Actual                  Minimum1              Well-Capitalized(2)
                                                Amount         %          Amount         %          Amount          %
                                                ------        ---         ------        ---         ------         ---
Total Capital (to Risk-Weighted Assets)         $ 7,016      12.78%       $ 4,393       8.00%       $ 5,491       10.00%
Tier I Capital (to Risk-Weighted Assets)        $ 6,580      11.98%       $ 2,196       4.00%       $ 3,295        6.00%
Tier I Capital (to Average Assets)              $ 6,580       9.98%       $ 2,638       4.00%       $ 3,298        5.00%

(1) The minimum required for adequately capitalized purposes.
(2) To  be   "well-capitalized"   under  the  FDIC's  Prompt  Corrective  Action
    regulations.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations
            (For the Twelve Months Ended, December 31, 2000 and 1999)

         Details regarding financial performance are presented in the following discussion, which should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Introduction

         Citizens   Bancshares  of  South  Florida,   Inc.,   formerly  Citizens
Bancshares of Southwest Florida, Inc., was formed in June 1998. However its primary operating subsidiary, Citizens National, did not commence operations until August 24, 1999. Until that time, Citizens Bancshares' operations were limited to the organization of Citizens National, and raising of its initial capital through the offering of $12,000,000 of its common stock.

         As Citizens National did not commence it's banking operations until August 24, 1999, financial condition and results of operations as of and for the years ended December 31, 2000 and 1999 are not comparable to those as of and for the period ended December 31, 1998. Additionally, during 1999, Citizens National had only four full months of operations in 1999 as compared to twelve full months in 2000.

                              Results of Operations

Net Income

         As expected, and consistent with the results of de novo banking institutions, the investment in expansion and growth came at the expense of earnings. The net loss for the year ended December 31, 2000 totaled $1,263,981 as Citizens Bancshares continued to grow its asset base in order to cover fixed costs of operation. A significant portion of this loss was the addition of $256,000 to the allowance for credit losses and expenses of $230,912 related to the organization of Citizens Capital Management. This loss compares to a loss of $1,100,668 in 1999 which included some $743,000 in pre-opening expenses.

         Citizens Bancshares continued to experience growth in assets, loans and deposits during the year 2000. Total assets grew by $21.0 million or 74.5% to $49.3 million. This increase was achieved primarily through the attraction of customer deposits of $22.2 million during the year, ending with aggregate balances of $40.1 million at December 31, 2000. These deposits were principally used to generate new loans of $28.7 million, increasing loan balances outstanding at December 31, 2000 to $33.0 million. Investment in interest bearing accounts at other banks increased approximately $2 million to a total of approximately $4 million. Total earning assets rose $22.7 million or 96.6% to $46.1 million.

Net Interest Income

         Interest income increased from $426,000 in 1999 to $2,673,000 in 2000, a 527.3% increase. The yield on average earning assets for 2000 was 8.01% compared to 5.42% in 1999. Interest and fees on loans for 2000 was $1,780,000, a result of an average yield of 9.92% compared to $66,000 resulting from an average yield of 11.17% for 1999. Interest on investments increased from $124,000 in 1999, based on an average yield of 5.77% to $242,000 in 2000 resulting from an average yield of 6.91%. Interest on Federal Funds sold increased from $237,000 in 1999 to $651,000 in 2000. While the rate environment during 2000 was generally lower than that of 1999, the overall yield on earning assets improved mainly due to the change in the mix of Citizens Bancshares' earning assets. During 2000, average loans comprised 57.8% of average earning assets compared to 10.3% in 1999.

         Interest on deposit accounts amounted to $1,385,000 in 2000 compared to $162,000 in 1999. The average rate paid on deposits in 2000 was 5.35% compared to an average rate of 5.47% in 1999.

Average Balances, Income and Expenses, and Rates

         The following is an analysis of the net interest earnings of Citizens Bancshares for the years ended December 31, 2000 and 1999 with respect to each major category of interest-earning asset and each major category of interest-bearing liabilities. Yield calculations for 1999 have been annualized to portray results of a full fiscal year.

For purposes of these analyses, non-accruing loans, if any, are included in the average balances and tax exempt income, to the extent included in the amounts below, is not reflected on a tax equivalent basis. Loan fees included in interest earned are not material to the presentation.


                                           AVERAGE            INTEREST          AVERAGE
Year 2000                                   AMOUNT             EARNED            YIELD
                                            ------             ------            -----
ASSETS:
Federal Funds Sold                    $     10,576,601     $      651,339        6.16%
Other Investments                            3,506,353            242,289        6.91%
Loans                                       19,302,050          1,779,649        9.22%
                                            ----------          ---------        -----
Total Earning Assets                  $     33,385,004     $    2,673,277        8.01%
                                            ==========          =========        =====

LIABILITIES:
Savings Deposits                      $        511,591     $       15,975        3.12%
Time Deposits                               19,069,581          1,142,280        5.99%
Other Interest Bearing Deposits              6,298,119            226,287        3.59%
Other Borrowings                                     0                  0            0
                                       ---------------      -------------    ---------
Total Interest Bearing Liabilities    $     25,879,291     $    1,384,542        5.35%
                                            ==========          =========        =====




                                             AVERAGE            INTEREST          AVERAGE
Year 1999                                     AMOUNT             EARNED            YIELD
                                              ------             ------            -----
ASSETS:
Federal Funds Sold                      $    4,599,417     $      236,870          5.15%
Other Investments                            2,673,804            123,763          4.63%
Loans                                          586,643             65,528         11.17%
                                           -----------        -----------         ------
Total Earning Assets                    $    7,859,864     $      426,161          5.42%
                                            ==========         ==========         ======
LIABILITIES
Savings Deposits                        $      176,354     $        5,079          2.88%
Time Deposits                                2,389,106            140,867          5.90%
Other Interest Bearing Deposits                605,428             16,846          2.78%
Other Borrowings                             1,252,691             19,060          1.52%
                                           -----------        -----------         ------
Total Interest Bearing Liabilities      $    4,423,579     $      181,852          4.11%
                                           ===========        ===========         ======


Analysis of Changes in Net Interest Income

         The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the period indicated, is shown in the table below. The effect of a change in average balances has been determined by applying the average rate in the earlier period to the change in the average balance of the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balances in the later period to the change in the average rate in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from volume. As results for 1999 only comprise four months of operations, the analysis has been adjusted to reflect annualized results for that year.


                  YEAR ENDED DECEMBER 31,2000 COMPARED TO 1999
                           INCREASE (DECREASE) DUE TO

                                           VOLUME                RATE             CHANGE
                                           ------                ----             ------
Interest earned on:
   Federal Funds Sold               $      307,825        $    106,644      $      414,469
   Investments                              53,634              64,892             118,526
   Loans                                 2,090,689            (376,568)          1,714,121
                                         ---------            ---------          ---------
   Total Interest Income                 2,452,148            (205,032)          2,247,116
                                         ---------            ---------          ---------
Interest paid on:
   Savings Deposits                          9,655               1,241              10,896
   Time Deposits                           886,275             115,159           1,001,433
   Other Interest Bearing                  158,257              51,184             209,441
   Other Borrowings                       (19,080)                   0             (19,080)
                                         ---------            ---------          ---------
   Total interest expense                1,035,107             167,584           1,202,690
                                         ---------            ---------          ---------
Change in Net interest income       $    1,417,041        $   (372,616)     $    1,044,426
                                         =========            =========          =========


Interest Sensitivity

         The following is a combined maturity and re-pricing analysis of rate sensitive assets and liabilities as of December 31, 2000.


                           [Table follows this page.]



                                                     0-90           91-180         181-365           OVER
                                                     DAYS            DAYS           DAYS            1 YEAR          TOTAL
                                                     ----            ----           ----            ------            -----
                                                                           (Dollars in Thousands)
Interest Earning Assets:
   Federal Funds Sold                           $        7,742   $          --    $          --    $          --    $       7,742
   Investment Securities                                   999              --               --              402            1,401
   Loans                                                10,488           4,330            8,661            9,521           33,000
   Other Earnings Assets                                 4,000               -                -                -            4,000
                                                  ------------   -------------    -------------     ------------     ------------
        Total Interest Earning Assets                   23,229           4,330            8,661            9,923           46,143
                                                  ============   =============    =============     ============     ============
Interest Bearing Deposits                               12,776              --               --               --           12,776
Certificates, less than $100M                              812           4,193            2,650            3,160           10,815
Certificates, $100M and over                             1,924           4,714            6,167            1,700           14,505
                                                  ------------   -------------    -------------     ------------     ------------
       Total Interest Bearing Liabilities               15,512           8,907            8,817            4,860           38,096
                                                  ============   =============    =============     ============     ============
Interest Sensitivity Gap:
   Sensitive Assets Less Rate Sensitive
   Liabilities                                  $        7,717   $      (4,577)    $       (156)    $      5,063    $       8,047
Cumulative Interest Sensitivity Gap                      7,717           3,140            2,984            8,047
Interest Sensitivity Gap Ratio                          149.7%            48.6%            98.2%           204.2%
Cumulative Interest Sensitivity Gap Ratio               149.7%           112.9%           109.0%           121.1%


         The objective of interest sensitivity management is to minimize the risk associated with the effect of interest rate changes on net interest margins while maintaining net interest income at acceptable levels. Managing this risk involves monthly monitoring of the interest sensitive assets relative to interest sensitive liabilities over specific time intervals. All assets and liabilities are evaluated as maturing at the earlier of re-pricing date or contractual maturity date. While liabilities without specific terms such as money market, NOW and savings accounts are generally considered core deposits for liquidity purposes, they are deemed to re-price for purposes of interest rate sensitivity analysis. Management subjectively sets rates on all accounts.

         At December 31, 2000, Citizens Bancshares had $36.2 million in interest sensitive assets compared to $31.2 million in interest sensitive liabilities that will mature or re-price within a year.

         A negative gap position is indicative of a bank that has a greater amount of interest sensitive liabilities re-pricing (or maturing) than it does interest sensitive assets, in a given time interval. In this instance, the impact on net interest income would be positive in a declining rate environment and negative if rates were rising. Conversely, a positive gap position represents a greater amount of interest sensitive assets re-pricing (or maturing). Thus, an increase in rates would positively impact net interest income, as the yield on earning assets would increase prior to the increase in the cost of interest bearing liabilities. The impact on net interest income described above is general, as other factors would additionally maximize or minimize the effect. For example, a change in the prime interest rate could effect an immediate change to rates on prime related assets, whereas a liability which re-prices according to changes in Treasury rates might (1) lag in the timing of the change and (2) change rates in an amount less than the change in the prime interest rate.

         Management believes that the current balance sheet structure of interest sensitive assets and liabilities does not represent a material risk to earnings or liquidity in the event of a change in market rates.

Provision and Allowance For Credit Losses

         The provision for possible credit losses increased to $256,000 in 2000 from $27,000 in 1999. Because of a lack of historical loss experience, the provision has been established based principally on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. The provision is also influenced by the fact that some 30% of the loan portfolio is residential real estate which historically has resulted in a lower percentage of losses.

         Accrual of interest is discontinued on a loan when management of Citizens National determines, after consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful.

         At December 31, 2000 and 1999, there were no loans which were accounted for on a non-accrual basis, no loans which were contractually past due 90 days or more as to principal or interest payments, and no loans which would be defined as troubled debt re-structurings.

                         SUMMARY OF LOAN LOSS EXPERIENCE

         An analysis of Citizens Bancshares' allowance for possible credit losses and loan loss experience (charge-offs and recoveries) is furnished in the following table for the years ended December 31, 2000 and 1999.


                TYPE OF LOAN                         2000          1999
                ------------                         ----          ----
Balance at beginning of period                 $     26,885   $         0
Charge-offs:
          Consumer                                    2,520             0
          Commercial                                      0             0
          Residential                                     0             0
Recoveries:
          Consumer                                    1,000             0
          Commercial                                      0             0
          Residential                                     0             0
Net Charge-offs                                       1,520             0
Provision for losses charged to operations          255,702        26,885
                                                    -------        ------
Balance at end of period                       $    281,067   $    26,885
                                                    =======        ======




ASSET QUALITY RATIOS                                             2000             1999
--------------------                                             ----             ----

Net charge-offs during the period to average loans              0.01%              0%
outstanding during the period
Allowance for credit losses to total loans                      0.86%             0.62%
Allowance for credit losses to non-performing assets             N/A               N/A
Non-performing loans to total loans                               0%               0%
Non-performing loans to total assets                              0%               0%


          At December 31, 2000 and 1999 the allowance for possible credit losses was generally allocated as follows:


                                                               2000                                   1999
                                             ------------------------------------------------------------------------
                                                                    Percent of                            Percent of
                                                                  Loans in Each                         Loans in Each
                                                                   Category to                           Category to
                                                  Amount           Total Loans           Amount          Total Loans
                                                  ------           -----------           ------          -----------
Commercial, financial and agricultural       $    143,820              33.8%         $     5,057             19.2%
Commercial real estate                             70,338              28.4%               8,708             26.8%
Residential real estate                            53,033              32.2%               8,839             40.8%
Consumer                                           13,876               5.6%               4,281             13.2%
                                                ---------             -----            ---------            ------
Total                                        $    281,067             100.0%         $    26,885            100.0%
                                                 ========             ======            ========            ======

         Although the allowance for credit losses was determined by category of loans, the entire allowance is available to absorb losses from any category.

         The allowance for credit losses is established based upon management's evaluation of the potential losses in its total loan portfolio. In analyzing the adequacy of the allowance for credit losses management considers its own internal review, as well as the results of independent external credit reviews, changes in the composition and volume of the loan portfolio, levels of non-performing and charged-off loans, local and national economic conditions, and other factors.

Non-interest Income and Expense

         Non-interest Income. Non-interest income for 2000 increased to $44,000 from $6,000 in 1999. As Citizens National was only in operation for four months in 1999, the annualized increase is consistent with Citizens National's growth in customer volume and resultant fee activities.

         Non-interest Expense. Total non-interest expenses increased from $1,324,000 in 1999 to $2,341,000 in 2000, or an increase of 76.8%. While total non-interest expenses have grown at a disproportionate rate, many of these expenses began upon the commencement of our banking operations in August 1999 and, accordingly, represent a short year. Comparisons between specific categories are difficult because $743,000 of 1999 expenses are categorized as "pre-opening" other expenses and not identified as specific personnel, occupancy, or other expenses. Salaries and benefits expense represented the area of greatest change, increasing from $699,000 in 1999 to $1,248,000 in 2000. Six full-time equivalent staff members were added in 2000. Total assets per employee were $2,143,000 at December 31, 2000 compared to $1,661,000 at December 31, 1999.

         Expenses related to the organization and operation of Citizens Capital Management totaled $230,912 and are included in Citizens Bancshares' totals. Personnel costs comprised $106,510 of this amount while other operating expenses were $124,402.

         The following amounts comprise Citizens Bancshares' general operating expenses for the year ended December 31:


                                                       2000              1999
                                                      ------            -----
Stationary and supplies                           $   67,901         $  84,321
Data processing                                      171,584            34,936
Professional and outside service fees                228,105            75,344
Advertising, marketing and public relations           45,221            63,652
Dues and subscriptions                                29,531            30,211
Insurance                                             14,800            24,347
License, fees and taxes                               22,997            16,196
Other                                                 76,716            93,512
                                                     -------          --------
Totals                                            $  656,855         $ 422,519
                                                     =======           =======


                         ANALYSIS OF FINANCIAL CONDITION


Earning Assets

         Loans. Management believes that general economic conditions in Citizens Bancshares' primary service area, including the real estate market, continue to be healthy due to the growth in the area's population and demand for real estate property and personal services. Accordingly, Citizens Bancshares experienced continued demand for consumer and commercial financing in 2000 as loans increased $28.7 million or 661% to $33.0 million at December 31, 2000. At December 31, 2000, commercial loans comprised 33.8% of total loans; commercial real estate loans comprised 28.4%; residential real estate loans were 32.2% and consumer loans were at 5.6%. Commercial lending activity is focused on seasonal working capital loans and commercial real estate term loans. Citizens Bancshares generally does not seek to purchase or participate in loans of other institutions due to the adequacy of demand in its primary service area. At

December 31, 2000, Citizens Bancshares had no non-performing loans and there were no outstanding loans that were troubled debt restructurings.

         Citizens Bancshares engages, through Citizens National, in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

         Citizens Bancshares' commercial lending is directed principally towards businesses whose demands for funds fall within Citizens National's legal lending limit and are potential deposit customers. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small and medium-sized businesses. A majority of the commercial loans are secured by real estate mortgages. Citizens Bancshares' real estate loans consist of residential and commercial first mortgage loans, second mortgage financing and construction loans.

         Citizens Bancshares' consumer loans consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre- approved lines of credit. This category of loans also includes loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education and other personal expenditures.

         Citizens Bancshares has a correspondent relationship with the several banks, whereby Citizens Bancshares engages in the sale and purchase of loan participations. Participations purchased, if any, are entered into using the same underwriting criteria that would be applied if Citizens Bancshares had originated the loan. This would include credit and collateral analyses and maintenance of a complete credit file on each purchased participation that is consistent with the credit files maintained by Citizens Bancshares on its own customers.

         The following is an analysis of maturities of loans as of December 31, 2000:


                                                   DUE IN                DUE IN            DUE AFTER
              TYPE OF LOAN                     1 YEAR OR LESS         1 TO 5 YEARS          5 YEARS           TOTAL
              ------------                     --------------         ------------          -------           -----
Commercial, financial and agricultural     $        6,347,102     $      3,051,877      $   1,765,194   $   11,164,173
Commercial real estate                              1,400,000            3,530,735          4,447,580        9,378,315
Residential real estate                             1,386,555              165,813          9,054,320       10,606,688
Consumer                                               38,733              668,051          1,143,616        1,850,400
                                                -------------         ------------        -----------       ----------
Total                                      $         9,172,390    $      7,416,476      $  16,410,710   $   32,999,576
                                                ==============        ============        ===========       ==========

         The following table presents various categories of loans contained in Citizens Bancshares' loan portfolio and the total amount of all loans at December 31, 2000 and 1999.


                           [Table follows this page.]

                                                            DECEMBER 31,
                TYPE OF LOAN                          2000                 1999
                                                     ------               -----
Commercial, financial and agricultural        $    11,164,173      $     834,523
Commercial real estate                              9,378,315          1,161,122
Residential real estate                            10,606,688          1,767,757
Consumer loans                                      1,850,400            570,739
                                                 ------------        -----------
Subtotal                                      $    32,999,576      $   4,334,141
                                                 ============       ============
Allowance for:
 possible loan losses                                 281,067             26,885
 unearned income and deferred loan fees                45,322                  0
                                                 ------------       ------------
Net loans                                     $    32,673,187      $   4,307,256
                                                 ============       ============

         Citizens Bancshares does not presently have, nor intends to implement, a rollover policy with respect to its loan portfolio. All loans are recorded according to original terms, and demand loans, overdrafts and loans having no stated repayment terms or maturity are reported as due in one year or less.

         At December 31, 2000, the amount of loans due after one year with predetermined interest rates totaled approximately $8,958,451 while the amount of loans due after one year with floating interest rates totaled approximately $14,868,735. Citizens National generally does not make loans with maturities longer than ____ years.

         Investment   Securities.   Citizens  Bancshares  invests  primarily  in
obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities.

         The following table presents, at December 31, 2000 and 1999, the carrying value of Citizens Bancshares' investments:



                                                        DECEMBER 31,
               INVESTMENT CATEGORY                  2000                 1999
                                                   ------               -----
Obligations of U.S. Treasury and other U.S.
Government Agencies                           $     1,075,135    $     1,038,675
State and political subdivisions                            0                  0
Restricted securities, FHLB Federal Reserve
   Bank Stock, at cost                                326,600            326,600
                                                  -----------        -----------
Total                                         $     1,401,754    $     1,365,275
                                                  ===========         ==========

     The following table indicates the respective maturities and weighted average yields of securities available for sale as of December 31, 2000:


                                                                     Weighted
     Type of Investment                         Amount            Average Yield
     ------------------                      ------------         -------------
Obligations of U.S. Treasury and other
U.S. Government Agencies:
   0 - 1 Yr.                                 $   999,394              6.16%
   Over 10 Ys.                                    25,000              5.50%
Other securities:
   No statedmaturity                             377,360              6.00%
                                             ------------             -----
Total                                        $ 1,401,754              6.11%
                                             ============             =====


     The weighted average yields for tax exempt securities, if applicable, are computed on a tax equivalent basis.

     Short-Term Investments. Citizens National enters into Federal Funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from Citizens National to other banks. Federal funds sold averaged $10.6 million at December 31, 2000 compared to $4.6 million on December 31, 1999. The higher level reflects recent certificate of deposit promotions to support anticipated loan growth increases in 2001.

Deposits

     Total deposits increased $22.2 million or 123.6% to $40.1 million at December 31, 2000. During 2000, interest-bearing deposits increased 120.4% to $36.0 million while non-interest bearing deposits increased 157.1% to $4.1 million. At December 31, 2000, time deposits represented 63.1% of total deposits, other interest- bearing deposits were at 26.7%, and non- interest bearing balances were 10.2%.

         Citizens National offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts with limited transactions, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within Citizens National's market areas. Deposits are generally obtained through the personal solicitation by Citizens National's officers and directors, direct mail solicitation and advertisements published in the local media. Citizens National pays competitive interest rates on time and savings deposits. In addition, Citizens National has implemented a service charge fee schedule competitive with other financial institutions in Citizens National's market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

     The following table presents, for the years ended December 31, 2000 and 1999, the average amount of and average rate paid on each of the following deposit categories. Average rates paid calculations for 1999 have been annualized to portray results of a full fiscal year.


                                                                            Average Amount                   Average Rate Paid
                                                                            --------------                   -----------------
                  Deposit Category                                      2000              1999             2000             1999
                  ----------------                                     ------        ---------------       ----             ----
Non-interest bearing demand deposits ..................            $  3,002,190       $   381,649           N/A              N/A
Savings deposits ......................................            $    511,591       $   176,354          3.12%            2.88%
Time deposits .........................................            $ 17,410,719       $ 2,389,106          6.85%            5.90%
Other interest bearing deposits .......................            $  6,298,119       $   605,428          4.02%            2.78%


         The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and their respective maturities as of December 31, 2000:


                                                     Time
                                                  Certificates
                                                  of Deposits
                                                  ------------

3 months or less.......................           $  1,923,784
4 - 6 months...........................              4,713,792
7 - 12 months..........................              6,166,614
Over 12 months.........................              1,700,208
                                                  ------------
Total..................................           $ 14,504,398
                                                  ============

Capital Resources and Liquidity

     Management of Citizens Bancshares has developed a strategic initiative that provides for the expansion of its banking operations into new primary service areas, as well as continued expansion of its market share in its existing market. In this regard, certain initial outlays are required to fund the opening of branch facilities, including investment in premises and equipment, staffing and promotional activities. While it is anticipated that interest income will increase commensurate with interest expense upon the attraction of deposits, non-interest expenses will generally be disproportionately higher until such time as the volume of deposits and earning assets generate net interest income and service fees sufficient to cover these costs. Management's philosophy in each instance of expansion is to attract deposit relationships through the offering of competitive rates, terms and service convenience.

     As it is Citizens Bancshares' philosophy to consider the investment portfolio principally as a source of liquidity, deposit growth, except to the extent necessary to maintain such liquidity, is generally utilized to fund the higher yielding loan portfolio, particularly commercial and consumer lending. In addition, it is management's practice to maintain Citizens Bancshares' well capitalized status in compliance with regulatory guidelines when planning its expansion activities.

     Consistent with the objective of operating a sound financial organization, Citizens Bancshares maintains high capital ratios. Regulatory agencies including the Office of the Comptroller of the Currency and the Federal Reserve System have approved guidelines for a risk-based capital framework that makes capital requirements more sensitive to the risks germane to each individual institution. The guidelines require that total capital of 8% be held against total risk-adjusted assets. At December 31, 2000, Citizens Bancshares' Tier I capital ratio was 27.07%, total risk-based capital ratio was 27.90% and the leverage ratio was 18.72%.

     Citizens Bancshares' ability to satisfy demands for loans, deposit withdrawals and other corporate needs depends on its level of liquidity.
Citizens Bancshares utilizes several means to manage its liquidity. Traditionally, increases in deposits are sufficient to provide adequate levels of liquidity; however, if needed, Citizens Bancshares has approved extensions of credit available from correspondent banks, sources for loan sales and short-term investments that could be liquidated if necessary. While Citizens Bancshares has not had a need to utilize these sources of liquidity, it continues to maintain their availability on a contingent basis.


                                    BUSINESS

General

     Citizens Bancshares is a bank holding company formed September 15, 1998, which owns and operates Citizens National, a national banking association based in Naples, Florida. We became a bank holding company in August, 1999 when we acquired all of the shares of Citizens National.

     We are in the process of establishing a new Florida bank called the "Bank of Florida", which will be based in Fort Lauderdale. The opening of the new bank is contingent upon the final approval of the Florida Department of Banking and Finance, the FDIC, the Federal Reserve and the success of the offering of our shares.

Strategy

     Our goal is to operate our existing bank and our new bank in substantially the same manner as community banks, emphasizing local leadership and local decision-making. The management team of each bank will make its own credit decisions. Each subsidiary bank will price and market its own loan and deposit products. Each subsidiary bank will have its own board of directors, drawn mainly from members of the local business community. Each board will have full authority over the bank, in contrast to an "advisory" board which lacks authority. Each bank will endeavor to be an active supporter of local charities and civic organizations.

     Our strategy is to capitalize on the opportunities created by the consolidation which has taken place in the Florida banking industry. We believe that this consolidation has reduced the levels of personalized services as for the most part the national and regional financial institutions have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility approval practices for small businesses, leaving less responsibility and authority with the traditional loan officer. By virtue of their banking experience in Florida, management believes that the most frequent customer complaints are the lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and preserve customers who are dissatisfied with their banks. We are also confident that we can attract and retain experienced management personnel within our identified markets.

     Our holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. The acquisition or formation of banks will be subject to regulatory approvals and other requirements. See "Supervision and Regulation." In addition, our holding company structure also makes it easier to raise additional capital for our banks because we can issue securities without the need for prior approval of bank regulators.

Citizens National Bank Of Southwest Florida

     We currently conduct substantially all of our activities through Citizens National. Citizens National is a national bank with trust powers which commenced operations in August 1999. Citizens National seeks to emphasize the needs of individuals and small to medium-sized businesses who desire high levels of personalized attention and customer service. Citizens National offers a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular savings accounts and certificates of deposit. Citizens National also offers a variety of loan accounts, including commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens National provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank-by- mail services, direct deposit and automatic teller services. Citizens National's principal office is located approximately 3 miles north of downtown Naples, Florida. Citizens National intends to establish two additional branch offices within the next 12 to 18 months, one to be located in the North Naples area and the other to be located in southern Lee County, Florida. The opening of these branches is subject to the receipt of required regulatory approvals and Citizens Bancshares has received approval for the North Naples office.

Citizens Capital Management, Inc.

     On April 18, 2000, Citizens Capital Management was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National. Citizens Capital applied to the Office of the Comptroller of the Currency and was approved to conduct fiduciary activities on August 23, 2000. Citizens Capital offers investment management, trust administration, estate planning, and financial planning services to both customers and non-customers of Citizens National. Citizens Capital's goal is to combine the highest level of investment advice with the highest level of personalized service for the clients who have entrusted us with the safe and sound stewardship of the assets they have accumulated. We will provide each client with his or her own unique, custom tailored answer to the investment needs we have helped to identify. Our staff is comprised of experienced, seasoned professionals who will develop in-depth relationships with our clients. The staff will be proactive, not reactive, in addressing the problems facing our clients. Citizens Capital has formed strategic partnerships with a number of organizations in the investment industry in order to make these organizations services available to our clients.

Bank of Florida

     We are in the process of forming a new bank, the Bank of Florida, which will serve the Fort Lauderdale market. We currently plan to open the new bank in the second quarter of 2002. The opening of the new bank will depend on our ability to receive subscriptions for at least 750,000 shares, and to comply with any conditions imposed by the Florida Department of Banking and Finance and the FDIC. These conditions are generally designed to ensure that a new bank has sufficient resources to begin its banking operations in a safe and sound manner.

     We anticipate that the new bank will offer the same services to similar types of depositors and borrowers as Citizens National, including wealth management and trust services.

Products and Services

     We offer a broad array of traditional banking products and services to our customers, including the products and services described below. These services are offered at each of our banking locations, as well as through our on-line banking program at www.cnb-online.com.

     Deposits  - We offer a full  range of  interest  bearing  and  non-interest
     --------
bearing accounts, including commercial and retail checking accounts, money market accounts, sweep accounts, cash management accounts, individual retirement accounts, savings accounts, and other time deposits, ranging from daily money market accounts to longer term certificates of deposit. We have tailored the rates and terms of our accounts and time deposits to compete with the rates and terms in our principal markets. We seek deposits from residents, businesses, professionals and employees of businesses in our primary markets. The FDIC insures all of our accounts up to the maximum amount permitted by law. In addition, we receive service charges which are competitive with other financial institutions in our markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

     Loan  Activities - We use our deposits,  together with borrowings and other
     ----------------
sources of funds, to originate and purchase loans. We offer a full range of short and medium-term small business and commercial, consumer and real estate loans. We generally seek to allocate our loan portfolio as follows: 35% to real estate loans; 50% to small business and commercial loans; and 15% to consumer loans. Our loan approval process provides for various levels of officer lending authority. When a loan amount exceeds an officer's lending authority, it is reviewed by the loan committee of Citizens National's board of directors which has ultimate lending authority.

     The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. An allowance for loan losses is maintained based upon assumptions and judgments regarding the ultimate collectibility of loans in our portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

     Our loan activities are primarily directed to individuals, businesses and professionals in our markets whose demand for funds generally fall within Citizens National's legal lending limits and are also potential deposit customers. We have the ability to make loans in excess of our individual loan limits when we are able to secure a commitment from another lending institution to purchase a participation in the loan which will result in our bank's maximum loan exposure being equal to or less than our legal lending limit. The following is a description of each of the major categories of loans which we make:

     Commercial  Loans - This  category  includes  loans  made  to  individuals,
     -----------------
partnerships or corporate borrowers for a variety of business purposes. We place particular emphasis on loans to small to medium-sized professional firms, retail and wholesale businesses, and light industry and manufacturing concerns operating in our markets. We consider "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating costs of less than $5 million. Our commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrowers' ability to sell its products and services in order to generate sufficient business profits to repay their loans under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to further support the borrowers' ability to service the debt and reduce the risk of non-payment.

     Consumer and Installment Loans - Consumer loans include lines of credit and
     ------------------------------
term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile and boat loans and pre-approved lines of credit. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     Real Estate Loans - We make commercial real estate loans,  construction and
     -----------------
development loans, and residential real estate loans. These loans also include commercial loans secured by real estate even when the real estate is not the principal collateral for the loan. Interest rates for all categories may be fixed or adjustable, and will more than likely be fixed for shorter-term loans. We compete for real estate loans with financial institutions and others who are well established and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

     Commercial  Real  Estate -  Commercial  real  estate  loans are  offered to
     ------------------------
developers of both commercial and residential properties. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis. We attempt to reduce credit risks in the commercial real estate loan portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we may also require personal guarantees of the principal owners.

     Construction and Development Loans - Construction and development loans are
     ----------------------------------
made on both a pre-sold and speculative basis. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers, as well as to consumers who wish to build their own home. We limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower's financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction lending field. The risk in construction lending depends upon the performance of the builder, in building the project to the plans and specifications of the borrower and Citizens National's ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

     Residential  Real Estate Loans - We make  residential  real estate loans to
     ------------------------------
qualified individuals for the purchase of existing single-family residences in our markets. We make these loans in accordance with our appraisal policy and real estate lending policy which detail maximum loan to value ratios and maturities. We believe that these loan to value ratios are sufficient to compensate us for fluctuations in real estate market value and minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not conform to our policies in the secondary markets. The risk of these loans depends on our ability to sell the loans to national investors and on interest rate changes.

     We intend to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan. Loans are retained for our portfolios when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

     Other Services - Our other services include:
     --------------

     o   cash management services
     o   sweep accounts
     o   safe deposit boxes
     o   traveler's checks
     o   direct deposit of payroll and social security checks
     o   wire transfers
     o   telephone banking
     o   automatic drafts for various accounts
     o   debit card
     o VISA(C)and MasterCard(C)credit card services through our correspondent banks

     We also offer extended banking hours (both drive-in and lobby) and an after-hours depository. We are associated with a shared network of automated teller machines that customers may use throughout our market areas and other regions. We are associated with third party Internet banking service providers that enable us to provide customers with a cost effective, secure and reliable Internet banking services.

Asset and Liability Management

     Our primary assets are our loan portfolio and investment portfolio. Our liabilities consist primarily of deposits. Our objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. The largest portion of our assets are invested in real estate, commercial and consumer loans. Our strategy it to limit our loans to less than 80% of deposits and capital funds. This ratio may be exceeded, however, in the new bank's initial period of operation. Our investment portfolio consists primarily of marketable securities of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

     We monitor our asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on our earnings.

Customers

     We believe that the consolidation of the Florida banking industry over the last several years provides community-oriented banks significant opportunities to build successful, locally managed banks. We further believe that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, CPA's, architects and attorneys.

     While a significant portion of our lending efforts are concentrated on commercial and professional businesses, we also focus on generating a significant amount of consumer business. Many of our retail customers are the principals of our small and medium-sized business customers. These customers will comprise our private banking clients. Emphasis is place on "relationship banking" so that each customer can identify and establish a comfort level with our bank officers. We intend to continue to develop our retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. Most of our business is developed through our loan officers, trust officers and local boards of directors and by pursuing an aggressive strategy of calling on customers and potential customers throughout our market areas.

Competition

     Citizens National is subject to intense competition in the Naples market which it currently serves, and we expect that our new bank will be subject to intense competition in the Fort Lauderdale market. We face substantial competition in all phases of our operations from a variety of different competitors. This competition includes:

     o   large national and  super-regional  financial  institutions  which have
         well-established   branches  and   significant   market  share  in  the
         communities we serve.

     o   finance   companies,   investment  banking  and  brokerage  firms,  and
         insurance companies that offer bank-like products.

     o   credit unions,  which can offer highly  competitive  rates on loans and
         deposits   because  they  receive  tax   advantages  not  available  to
         commercial banks.

     o other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service.

     o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

     o   both local and out-of-state trust companies and trust service offices.

     Other existing community banks with whom we compete directly, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the level of service offered by community banks. Other community banks also compete for the same management personnel in Florida.

     Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, or the Florida Legislature or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on our company.

Facilities

     Currently our main banking office is located at 3401 Tamiami Trail North, Naples, Florida. This office is approximately 4,500 square feet contained in a single story modern office building located on approximately one acre of land and is owned by Citizens National. The office has a lobby area, vault, two executive offices, four teller stations, five drive-through lanes, and two offices utilized by Citizens Capital.

     Citizens Bancshares leases approximately 3,000 square feet of office space at 3411 Tamiami Trail North, Suite 200, to serve as the operations offices of Citizens Bancshares and Citizens National. This property is adjacent to the main bank's office. We expect to move these facilities to our new corporation headquarters in May 2002. Citizens National will, however, maintain a full-service branch at the main office facility.

     Citizens Bancshares has entered into a lease with Wachovia Bank, N.A. to sub-lease approximately 8,100 square feet of first floor space in the Corporate Center office building. The Corporate Center is located at 110 East Broward Boulevard, in downtown Fort Lauderdale. The leased space was a former branch office of Wachovia Bank and before that, a branch office of Republic Security Bank. The space includes 13 offices, a conference room, 5 teller stations, a customer service area, a vault and employee facilities. The site does not have drive-in facilities but does contain an ATM facility. The lease is for 8 years with options for 2 five-year renewals at then market rates. Citizens Bancshares will assign the lease to the Bank of Florida once the bank opens.

     Citizens National currently has approximately 27 full-time employees and no part-time employees. We will hire additional employees as needed to support our growth.

     We expect to hire approximately 12 full-time equivalent employees, in addition to Mr. McMullan and one part-time employee for our new bank before it commences operations. We anticipate that our new bank will hire 4 additional full-time employees during its first year of operations.

Legal Proceedings

     From time to time, we are involved in litigation arising in the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.

                           SUPERVISION AND REGULATION

General

     Citizens Bancshares is subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.

     The following is a brief summary of some of the statutes, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of our subsidiary banks.

Citizens Bancshares of South Florida

     Citizens Bancshares is bank holding company within the meaning of the Federal Bank Holding Company Act of 1956. As such, we are required to file annual reports and other information regarding our business operations and those of our subsidiaries. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve. The opening of the new bank will result in Citizens Bancshares being designated a "multiple bank holding company".

     The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     o   acquiring all or substantially all of the assets of a bank;

     o acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

     o   merging or consolidating with another bank holding company.

     Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in, any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

     o   making or servicing loans and certain types of leases;

     o   engaging in certain insurance and discount brokerage activities;

     o   performing certain data processing services;

     o acting in certain circumstances as a fiduciary or investment or financial advisor;

     o   owning savings associations; and

     o making investments in corporations or projects designed primarily to promote community welfare.

     Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

     The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, such as Citizens Bancshares, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, we may be required to provide financial support to one of our subsidiary banks at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

Our Banks

     As a national bank Citizens National is subject to the supervision of the Office of the Comptroller of the Currency. As a state bank, the Bank of Florida will be, subject to the supervision of the Florida Department of Banking and Finance and the FDIC. Citizens National's deposits are insured by the FDIC for a maximum of $100,000 per depositor, and the deposits of the Bank of Florida will be similarly insured. For this protection, our subsidiary banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. Areas regulated and monitored by the bank regulatory authorities include:

     o   security devices and procedures;
     o   adequacy of capitalization and loss reserves;
     o   loans;
     o   investments;
     o   borrowings;
     o   deposits;
     o   mergers;
     o   issuances of securities;
     o   payment of dividends;
     o   interest rates payable on deposits;
     o   interest rates or fees chargeable on loans;
     o   establishment of branches;
     o   corporate reorganizations;
     o   maintenance of books and records; and
     o adequacy of staff training to carry out safe lending and deposit gathering practices.

     In addition, subsidiary banks are generally prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. Banks are also subject to requirements regarding the eligibility and qualifications of their officers and directors.

Capital Adequacy Requirements

     Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank and its holding company's assets are $150 million, the capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a non- consolidated basis. The OCC's and the FDIC's risk-based capital guidelines apply directly to insured national and state banks, such as Citizens National and the Bank of Florida, regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to 10% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

     Both the OCC and the FDIC have adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50% of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 4%, with institutions receiving less than the highest rating required to maintain a ratio of 6% or greater, based upon their particular circumstances and risk profiles.

     Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

     The foregoing capital guidelines could affect our banks in several ways. If they grow rapidly, their capital base may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the ability of our banks to pay dividends. It is expected that the banks' capital levels will initially be more than adequate. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change their capital position in a relatively short period of time. Failure to meet these capital requirements would require our subsidiary banks to develop and file with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

     Our ability to pay cash dividends will depend almost entirely upon the amount of dividends that our subsidiary banks are permitted to pay by statutes or regulations. OCC regulations provide that a national bank such as Citizens National may not pay dividends except out of retained earnings. Additionally, the Florida Business Corporation Act provides that Citizens Bancshares may only pay dividends if the dividend payment would not render us insolvent or unable to meet our obligations as they come due.

     As a state-chartered bank, Bank of Florida will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital under certain circumstances without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital. National banks have similar restrictions.

     Citizens National is not currently able to pay dividends because it has incurred losses since its inception. Furthermore, we do not expect that our subsidiary banks will pay dividends in the foreseeable future because they will retain any earnings to increase their capital.

Other Laws

     State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. Our loans will be subject to federal laws applicable to credit transactions, such as the:

     o Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers;

     o Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers;

     o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

     o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

     o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

     o the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our deposit operations are also subject to the:

     o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     o Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Interstate Banking and Branching

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws.

     Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, our banks are permitted to establish branch offices throughout Florida with the prior approval of either the OCC or the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, we would be able to acquire existing banking operations in other states. Although the Interstate Banking and Branching Efficiency Act has the potential to increase the number of competitors in the respective market areas of our banks, we cannot predict the actual impact of such legislation on the competitive position of our operations.

Financial Modernization

     The recently enacted Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company." We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but we may develop such plans in the future. In the meantime, we provide our customers with a broader range of financial products and services, including various insurance products and securities brokerage services, through our wealth measurement subsidiary and through cooperative arrangements with certain third-party vendors.

                                   MANAGEMENT

Executive Officers and Directors of Our Proposed New Bank

     In addition to Mr. McMullan and Mr. James, the proposed board of directors of the Bank of Florida will consist of nine persons from the Fort Lauderdale, Florida community.

[PHOTO OMITTED]   Harry K. Moon,  M.D.,  51,  is  a  plastic  and reconstructive surgeon, and author of numerous papers, book chapters and physician education videocassettes. He was appointed President and Chairman of the Cleveland Clinic Florida Foundation,
                  Cleveland.  Prior to this  appointment,  Dr.  Moon  was  Chief
Executive Officer of Cleveland Clinic Florida beginning in October of 1997 and prior to that, Chief of Staff from 1990. Dr. Moon conceived of and developed Cleveland Clinic Florida Naples, now an integral part of Cleveland Clinic Florida and helped Cleveland Clinic Florida become an international health care resource. Dr. Moon serves as board member of numerous civic organizations including, The Fort Lauderdale Museum of Art, The Museum of Discovery and Science, The Broward Workshop, The Community Bank of Naples and formerly the Broward County Girl Scouts of America. In 1996, the Juvenile Diabetes Foundation recognized Dr. Moon as Father of the Year and during the same year he was appointed by Gov. Lawton Chiles as a Resident Member of The Florida Council of
100. In the September 1999 issue, Gulfshore Life Magazine named Dr. Moon as "Man of the Year" for HealthCare in Southwest Florida and in early 2000, Dr. Moon was named the recipient of the Physician Business Leadership Award, a peer-directed award given by Florida Medical Business Magazine recognizing individual sectors of the health-care industry. Most recently, Governor Jeb Bush appointed Dr. Moon to Florida Gulf Coast University's Board of Trustees. Dr. Moon and his wife, Ann Marie, reside in Fort Lauderdale with their four children.


[PHOTO OMITTED]   Jorge  H. Garcia,  48,  is  Chief  Executive Officer of Garcia
                  Brenner Stromberg,  an architectural firm with offices in Boca
                  Raton and  Stuart,  Florida.  He was born in Havana,  Cuba and
                  became  a  citizen  of  the  United  States  in  1976.   After
                  graduating  with honors from the  University  of Miami in 1977 with a Bachelor of Architecture, Mr. Garcia became a registered architect in the State of Florida in 1978. Mr. Garcia founded Garcia Brenner Stromberg in 1987. In addition to receiving recognition for award winning designs, Garcia Brenner Stromberg received a "Special Mention" for Small business of the Year 2001 by the South Florida Business Journal. Mr. Garcia is also President/Founder/CEO of a development venture known as Garcia Brenner Development. Additionally, Mr. Garcia manages an investment group known as Real Estate Investment, Inc. In addition to his business ventures, Mr. Garcia has taken an active role in the community by providing design services to non-profit groups and also serving as a Board Member for several of South Florida's leading charitable organizations, including the Humane Society of Broward County, the Boys & Girls Club of Broward County and the Museum of Art of Fort Lauderdale. Other organizations Mr. Garcia is involved with include the Founders of the Florida Atlantic University Football team, Renaissance Village, Children's Place at Homes Safe, Jack & Jill Children's Center, Pine Crest Preparatory School and the Make-A-Wish Foundation. Mr. Garcia currently resides in Boca Raton with his wife and SON.

[PHOTO OMITTED]   Wayne  Huizenga,  Jr.,  39,  is  Vice  President  of  Huizenga
                  Holding, Inc., an investment and management company located in
                  Fort Lauderdale,  Florida.  In 1985 Mr. Huizenga  received his
                  B.S.  from  the   University  of  Tampa  in  Tampa,   Florida.
                  Immediately after graduation, he formed Waco Courier Services,
Inc., a ground courier company which was eventually sold to Courier Dispatch Company. Mr. Huizenga funded Royalty Yogurt, a frozen yogurt chain with approximately 40 locations which was subsequently sold to TCBY Yogurt Company. Mr. Huizenga has also worked at Blockbuster Entertainment Corporation and has served as President of Blue Ribbon Water company.



[PHOTO OMITTED]   John B. James,  59,  is a  director of Citizens Bancshares and
                  Citizens  National and is currently Chief Executive Officer of
                  Citizens National. Mr. James will also serve as a director of Bank of Florida. Mr. James retired from NationsBank on
                  December 31, 1997 after 30 years in banking. After receiving a degree from Florida State University, Mr. James joined Citizens and Southern National Bank, Atlanta, as a management trainee. He was elected a Vice President of Retail Banking in 1972. In 1978, Mr. James was promoted to Senior Vice President and Senior Credit Officer for Georgia affiliate banks. In 1982, he was promoted to Executive Vice President with responsibility for Corporate and Correspondent Banking in the southeastern United States. Mr. James transferred to Tampa in 1989 and served as President of the C&S Hillsborough County Bank. Mr. James has been involved in many civic activities, including Collier County Educational Foundation Board, The Economic Development Council of Collier County, Pelican Bay Business Association Board, has served as a member of the Chamber of Southwest Florida Board, the Lee County Public School Foundation Board, and the Tampa Committee of 100, and has participated in the Leadership Lee and Leadership Southwest Florida Programs.




[PHOTO OMITTED]   Keith Koenig, 50, is President and co-owner of City Furniture, a retail furniture chain based in South Florida which was named 2001 Furniture Retailer of the Year by Furniture/TODAY.
                  Mr. Koenig is active in the South Florida community. He is a board member and past chairman of the Museum of Discovery and
Science and Covenant House Florida. He also serves as a board member of Holy Cross Hospital and CO-chair of their Development Committee. He is a board member of the Broward Workshop, the Catholic Community Foundation and chaired the St. Gregory Catholic Church Capital Campaign. Mr. Koenig received a BSBA in 1973 and an MBA in 1975, both from the University of Florida, and he is still active in UF Business School Advisory Boards. Mr. Koenig and his wife, Doreen, reside in Plantation with their two children.

[PHOTO OMITTED]   Michael L.  McMullan,  46,  has  served as the Chief Executive
                  Officer of Citizens  Bancshares and Citizens  National,  since their inception until he resigned as CEO of Citizens  National
                  to  become  the   President   and  CEO  of  the  new  bank  in
                  organization.  He  currently  serves as  President  and CEO of
Citizens and is the CEO for Citizens Capital. He began his career in banking in 1976, completing the Management Trainee Program at First Tennessee National Bank, Memphis. He became President of the Mississippi Bank, Canton Division, in 1981. Subsequently, he managed the retail banking division of Mississippi Bank from 1982 to 1983. He became President of First Mississippi National Bank, Jackson Division, in 1983. In 1984, he accepted the position of Executive Vice President and Manager of the Lending Division at Republic Bank of South Austin in Austin, Texas. In 1990, Mr. McMullan became the commercial banking executive for C & S Bank of Florida's Jacksonville bank. He was transferred to Naples in 1991, where he was named Chief Operating Officer of C & S Bank of Florida's Collier County bank. Subsequent to the merger with NCNB, he was named Senior Banking Executive and Commercial Banking Manager of NationsBank, Collier County. In 1993, he accepted the position of Commercial Banking Executive for NationsBank's Broward County Division and since then has managed the Broward County and Palm Beach divisions and was Florida Market Manager for NationsBank's Financial Strategies Group. His last position with NationsBank, now Bank of America, was that of Manager of the Economic Development Office for the State of Florida. He has served on the board of directors of the United Way of Jackson, Mississippi and Broward County, Florida; the Boys and Girls Club of Broward County; the advisory board of the Economic Development Councils in Collier County and Broward County; and the Board and Executive Committees of Boy Scouts of America, Central Texas and Central Mississippi regions. Mr. McMullan received a BBS from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received an MBA in Finance and Monetary Policy from Columbia University, New York.



[PHOTO OMITTED]   Thomas J.  Miller, 58,  is  Chief  Executive Officer of Miller
                  Construction Company located in Fort Lauderdale,  Florida. Mr.
                  Miller is a State of Florida certified General  Contractor who
                  received  his  degree  in  Building   Construction   from  the
                  University  of Florida in 1965. An avid  community  supporter,
Mr. Miller has served on many community, civic and field related Boards over the years. He has served as President of the Construction Association of South Florida, Chairman of the Broward Alliance and the Broward Workshop, held a seat on the Advisory Council for the University of Florida School of Building Construction as well as on the Board of Trustees for the Broward Community College Foundation. He has also served on the Boards of numerous charitable organizations such as the United Way of Broward County, the Fort Lauderdale Museum of Art, the Museum of Discovery and Science and The Honda Classic Foundation as well as serving as both the President and the Chairman of the Boys and Girls Clubs of Broward County. Mr. Miller has been the recipient of numerous awards including General Contractor of the Year awarded by the American Subcontractor's Association and again by the Broward Economic Development Council and Business Leader of the Year awarded by the Fort Lauderdale Chamber of Commerce. In 1993 Mr. Miller received the Sun- Sentinel's Excalibur award as Business Leader of the Year. Mr. Miller resides in Fort Lauderdale with his wife Ginny.

[PHOTO OMITTED]   Richard Rochon, 44, is President of Huizenga Holdings, Inc., a
                  highly   diversified   company   with   investments   in  such
                  organizations  as Blockbuster  Entertainment,  Miami Dolphins,
                  Pro Player  Stadium,  Florida  Panthers  Hockey Club,  Florida
                  Marlins  Baseball  Club,  AutoNation,  Inc., and Boca Resorts,
Inc. Mr. Rochon also serves as Vice President of Boca Resorts, Inc. located in Fort Lauderdale, Florida. The company is a premier owner and manager of luxury resort properties including The Boca Raton Resort and Club, The Arizona Biltmore Resort & Spa in Phoenix, Arizona, The Registry Resort, Edgewater Beach Hotel and the Grande Naples Golf Club in Naples, Florida. Mr. Rochon also serves on the Boards of Barnett Bank of Broward County, Century Business Services, Inc., Make-A-Wish Foundation of South Florida, Inc., and North Broward Preparatory School & Lighthouse Point Academy. Mr. Rochon contributes much of his time to Humane Society of Broward County, Museum of Discovery and Science and the United Way of Broward County. Mr. Rochon and his wife, Michele, reside in Boca Raton with their two children.


[PHOTO OMITTED]   Ramon A. Rodriguez, 56, is President and  CEO of Madsen, Sapp,
                  Mena, Rodriguez & Co., located in Fort Lauderdale, Florida. He was born in Guantanamo,  Cuba,  emigrated to the United States in 1959 and became a citizen of the United States in 1969. Mr.
                  Rodriguez  served  in the U.S.  Army from 1966 to 1968 and was stationed at Fort Hood, Texas, and at Tuy Hoa, Vietnam. He received his undergraduate degree with a major in Accounting in 1971 from Florida Atlantic University in Boca Raton, Florida. In 1983, he completed the Owner's and President's Management Program at Harvard Business School in Boston, Massachusetts. Mr. Rodriguez was a member of the Florida Board of Accountancy, the profession's regulatory organization for five years and served as its Chairman for two years. He was President of the Florida Institute of Certified Public Accountants and was also a member of the American Institute of Certified Public Accountants Council. Mr. Rodriguez has been an active board member of a number of civic organizations, including the United Way, Boy's and Girl's Club, Make-A-Wish Foundation, Florida Atlantic University Foundation, and currently serves as Chairman of the Board of Trustees of the Museum of Discovery and Science. Mr. Rodriguez was previously a member of the Board of Directors of Barnett Bank of Broward County. He is one of the owners of DME Corporation, a manufacturing company located in Fort Lauderdale and also serves on the Board of Directors of Republic Services, a New York Stock Exchange listed company. Mr. Rodriguez and his wife, Cindy, reside in Fort Lauderdale.



[PHOTO OMITTED]   Steve H. Shelton, 52, has been the co-CEO and owner of Shelton
                  Dealerships,   Inc.,  representing  nine  franchises  in  Fort
                  Lauderdale, Naples, and Fort Myers, since its inception in 1982. Mr. Shelton's extensive involvement as a member of the Jaguar Dealer Advisory Council, Past Chairman of the Jaguar
Owner Loyalty Committee and past member of the Jaguar Dealer Executive Committee is reflected by his being a four-time recipient of the "Pride of Jaguar" award for Dealer Excellence. For ten years prior to operating the dealership, Mr. Shelton was Owner and President of Campbell, Shelton & Dyer Advertising Agency, and is Past President of the Advertising Federation of Fort Lauderdale. Mr. Shelton's involvement in cars began long before he and his brother started

Shelton Dealerships. Holder of an FIA International Racing License, Mr. Shelton's extensive racing career spans 25 years, and includes a major championship and SCCA Driver of the Year. His driving excellence led to a position as Contract Test Driver for Goodyear and Yokohama Racing Tires, as well as Contract Test and Development Driver for Swift and Reynard Racing Cars. A position as sports broadcaster and color commentator for ESPN rounded out his racing career. Mr. Shelton is the Commodore of Lauderdale Yacht Club, Vice President-Elect for the Board of Trustees of First Presbyterian Church, and active member of Hospice 100, and a past board member of the Boys and Girls
Clubs of Fort Lauderdale. Mr. Shelton has three children and resides in Fort Lauderdale with his wife, Diana.



[PHOTO OMITTED]   Terry W. Stiles, 54,  is Chairman  and Chief Executive Officer
                  Officer  of  Stiles  Corporation,   a  multi-million   dollar,
                  full-service real estate development company. Mr. Stiles assumed leadership of the Fort Lauderdale-based company in 1971 and under his direction Stiles Corporation has expanded from a primarily residential construction firm to a full-service commercial real estate development company with established regional offices in Atlanta, Nashville, Charlotte and Fort Myers, Florida. Mr. Stiles is actively involved in his community. In 1999, the City of Fort Lauderdale elected him "Citizen of the Year". He is a supporter of the Boys and Girls Club and served on the Capital Campaign Committee in 1997- 98. He has also had roles in such organizations as Kids in Distress, the Cardiac Wellness Center of Broward General Medical Center and the Museum of Discovery and Science. He was designated "1995 Leader of the Year" by Leadership Broward Foundation, and was selected by the United Way as a "community hero" to carry the torch in the 1996 Olympic cross-county relay. Mr. Stiles has also received numerous awards and honors from his professional affiliation including the NAIOP (National Association of Industrial Office Properties) National Developer of the Year in 2000; NAIOP South Florida Chapter "Developer of the Year" in 1990, 1993, 1997, 1999; and the "Lifetime Achievement Award" in 1997. Mr. Stiles was the National President of NAIOP 1997-98. He is currently an active member of the Executive Committee for Broward Workshop and the Board of Directors for the Broward Alliance. Mr. Stiles and his wife, Sharon, have three children and reside in Fort Lauderdale.

Executive Officers and Directors of Citizens Bancshares and Citizens National

     The following table sets forth certain information with respect to our executive officers and directors.

                                                           Position With                       Position with
     Name                               Age             Citizens Bancshares                  Citizens National
    ------                              ---            ---------------------                ------------------

Donald R. Barber                         58                     None                              Director

Caroline Beasley                         39                     None                              Director

Dr. Thomas L. Cook                       57                     None                              Director

Joe B. Cox                               61            Chairman and Director                      Director

Earl L. Frye                             72                   Director                            Director

Stanley W. Hole                          69                   Director                            Director

John B. James                            59                   Director                       Director and Chief
                                                                                             Executive Officer

Lavonne Johnson                          69                   Director                            Director

Luc C. Mazzini, DDS                      45                   Director                            Director

Michael L. McMullan                      46         Director and Chief Executive                  Director
                                                              Officer

Edward Morton                            54                     None                              Director

Michael T. Putziger                      55                     None                              Director

Polly M. Rogers                          62                  President                           President

Craig D. Sherman                         43                     None                        Senior Loan Officer

Bernard L. Turner                        74                   Director                            Director

Lorenzo Walker                           80                   Director                            Director

Thomas M. Whelan                         51           Chief Financial Officer             Chief Financial Officer



     Donald R. Barber, 58, a director of Citizens Bancshares and Citizens National, is President and CEO of Boran Craig Barber Construction Co., Inc. His former positions include ten years as Vice President and Chief Estimator of Boran Craig Schreck Construction Co., Inc. as well as seven years with Krehling Homes in Naples managing the administrative responsibilities for construction of more than 700 single-family homes. Mr. Barber received his B.S. in Building Construction in 1965 from the University of Florida. Mr. Barber has previously been affiliated with Souther Building Code Congress International, Inc., Associated Builders & Contractors, Inc., the National Association of Homebuilders, Boy Scouts of America, Collier Building Industry Association, and Collier County Builders & Contractors Association where he was named Builder of the Year in 1987.

     Caroline Beasley, 39, a director of Citizens National, is Vice President and Chief Financial Officer of Beasley Broadcast Group (BBGI), a publicly owned radio broadcasting company based in Naples, Florida. BBGI is the 16th largest radio broadcasting company in the United States, and upon completion of pending acquisitions, will own or operate 42 radio stations in eleven large and mid-sized markets across the country. Ms. Beasley joined BBGI in 1983 and became Vice President and Chief Financial Officer in August 1994. She has been heavily involved in BBGI's acquisitions and divestitures. She is currently a member of the Broadcast and Cable Financial Management Association and is a graduate of the University of North Carolina at Chapel Hill.

     Dr. Thomas L. Cook, 57, a director of Citizens National, is currently the Medical Director of Naples Day Surgery and President of Collier Anesthesia. Mr. Cook received his B.S. from the University of Alabama in 1966 and graduated from the University of Alabama Medical College in 1970. He completed his internship with St. Paul Ramsey Hospital in St. Paul, Minnesota, in 1970, was a part of the U.S. Navy Anesthesia Program in Jacksonville, Florida from 1970-1972, and completed his postdoctoral training with Stanford University, Department of Anaesthesia in 1977. Mr. Cook has been associated with such organizations as the American College of Physicians, the Florida Society of Anesthesiologists, the International Anesthesia Research Society, the Society of Ambulatory Anesthesia and the American Academy of Pain Management. He has served as diplomat to the American Board of Anesthesiology, American College of Anesthesiology, and the National Board of Medical Examiner. Mr. Cook is licensed to practice medicine in both Florida and California.

     Joe B. Cox, 61, a director of Citizens Bancshares and Citizens National, is a practicing attorney in Naples. Mr. Cox received a J.D. degree from the University of Tulsa Law School in July 1966. In July 1978, he opened the Naples branch office of Cummings & Lockwood. As Senior Partner, Mr. Cox managed a staff of 23 attorneys and paralegals and a support staff of 28 employees. Mr. Cox is a member of the Oklahoma and Florida Bar Associations, American Bar Association, and the American College of Trust & Estate Counsel, and is a well-regarded lecturer and author. Mr. Cox's civil activities include serving as Vice Chairman of the Board of Naples Community Hospital, Chairman of the Board of Naples Day Surgery, Director of the Naples Area Chamber of Commerce, President of the Greater Naples Civic Association, Chairman of the Florida Chamber Foundation Board of Trustees and Vice Chairman of the Federal Judicial Selection Committee, to which he was appointed by Senator Connie Mack.

     Earl L. Frye, 72, a director of Citizens Bancshares and Citizens National, is a realtor, developer and former banker who moved to Naples in 1962 from Cincinnati, Ohio. He joined Wesley G. Downing Real Estate and one year later became a full partner, changing the name of the company to Downing-Frye & Associates, Inc. From 1989 to 1992, Mr. Frye was also a broker and partner of USF&G Realty near Baltimore, Maryland. Mr. Frye was responsible for developing the first gated community in Naples, Wilderness Country Club. He also developed one of the first high-rise condominiums in Naples, the 21-story Meridian, in Park Shore. Mr. Frye is a past President of the Naples Area Board of Realtors and Director of the Florida Association of Realtors, as well as past President of the Collier County Society of Real Estate Appraisers. His banking career began in 1968 when he served as a director of First National Bank and Trust Company of Collier County, which later merged with Southwest Florida Banks of Ft. Myers. Southwest Florida Bank later merged with Sovran of Norfolk, Virginia, which became C&S Sovran. C&S Sovran then merged with NCNB of Charlotte, North Carolina. Mr. Frye served on all of the above parent boards and state boards, and was also elected Chairman of First National Bank of Collier County. After the merger of C&S Sovran and NCNB, which became NationsBank, Mr. Frye served on the Florida/Georgia board of directors and chaired the trust committee. He has served as Trustee for Naples Community Hospital, co-chaired a fundraiser to build a satellite known as North Collier Hospital, Community
Foundation of Collier County, and Collier County Conservancy. He has also chaired the commercial United Way Fund Drive and was instrumental in the formation of Youth Haven.

     Stanley W. Hole, 69, a director of Citizens Bancshares and Citizens National, is Chairman Emeritus of Hole, Montes & Associates, a Naples-based civil engineering firm of which Mr. Hole was President when he retired in 1997 after serving for 32 years. The firm's primary emphasis is on water and wastewater projects and land development projects. Hole, Montes & Associates was instrumental in the development of Collier County's Water and Wastewater Master Plans, East and South Naples Sewer Evaluation Survey, and South Collier County Regional Wastewater Transmission and Effluent Reuse Systems. Mr. Hole has also served as the Chairman of the South Florida Water Management District, as Chairman of the Florida Keys Aqueduct Authority and as Chairman of the Regional Planning Council. Throughout his career as a civil engineer, Mr. Hole has been an active teacher and lecturer, an author of numerous professional articles and books and has accepted gubernatorial appointments to various legislative committees concerned with water use and management issues. His involvement in the community includes membership on several boards of directors, such as the American Heart Association, Chamber of Commerce, Economic Development Council, Collier County Education Foundation and the City of Naples Planning Advisory Board. He is on the board of Naples Community Hospital; he serves on the Executive Committee, the Bio Ethics committee and chairs the Building Committee. Mr. Hole received his undergraduate degree from the University of Miami.

     Lavonne Johnson, 69, a director of Citizens Bancshares and Citizens National, is a retired Planner and Project Director for Allegheny County, Pennsylvania. She and her husband maintain residences in both Pittsburgh, Pennsylvania and Marco Island, Florida. Mrs. Johnson began investing in real estate in Collier County in 1974 and in 1980 constructed a home on Marco Island. Currently, Mrs. Johnson is a member of the Art League of Marco and the Association of University Women, and serves as a Certified Tutor through the literacy program of the Collier County Library system. Mrs. Johnson has served in various elected capacities in Minnesota, including member of the Board of Education, County Chairwoman of a political party and delegate to a National Political Convention. In Pennsylvania, Mrs. Johnson served on several civic Boards, including those of the Shakespeare Festival, the Opera Theater in Pittsburgh, the Civic Light Opera Guild and Project Rediscovery, a program which focuses on capable minority children at risk to drop out of school. Mrs. Johnson received a B.A. degree in Political Science and Sociology from the University of Pennsylvania and also received a Master of Public Administration degree from the University of Pennsylvania.

     Luc C. Mazzini, DDS, 45, a director of Citizens Bancshares and Citizens National, is a licensed dentist in both Florida and Texas and has been practicing General Dentistry for eighteen years. His area of specialty is cosmetic and implant dentistry. Dr. Mazzini has maintained an active dental practice in Collier County since 1990. Dr. Mazzini has at various times served as a member of the Noon Rotary Club of Marco Island, a member of the Marco Island Chamber of Commerce and a member of the board of directors of the San Marco Condominium Association. Dr. Mazzini has also enjoyed memberships in several professional organizations, including the Texas Dental Association, Greater Houston Dental Society, American Dental Association, Florida Dental Association and Collier County Dental Association. Dr. Mazzini received a B.S. degree from the University of Texas and a D.D.S. from Baylor College of Dentistry.

     Edward Morton, 54, a director of Citizens National, is Chief Executive Officer of NCH Healthcare Systems, Inc., where he served as Chief Financial Officer for over twenty-five years. Mr. Morton is a graduate of the University of Notre Dame with a BS in Public and Managerial Accounting. He completed graduate studies at Florida International University with a Master of Accountancy Program and Tax Law, and earned an MBA from the University of Miami. Mr. Morton also serves as a Commissioner for the Collier County Sheriffs Office, Director of Economic Development Council, Director of Florida Gulf Coast University, Director of the Naples Area Chamber of Commerce. He is a member of the Collier County Health Advisors Board and a Trustee of the Youth Development Foundation.

     Michael T. Putziger, 55, a director of Citizens National, is a partner in the law firm of Roche, Carens & DeGiacomo. He has served on the Board of Directors of the firm since the committee's inception and has been President of the firm since 1974. He has represented state banks and holding companies, both in general corporate matters and in connection with major transactions such as mergers and acquisitions. In addition, he represents real estate developments in connection with commercial and residential projects and business law matters. Mr. Putziger is Chairman of the Board of Directors of First Community Bank, Woodstock, Vermont. He serves as Chairman of the Board of Trustees of Nazareth, a charitable organization serving children. He is a member of the Massachusetts Bar Association and his firm is a member of the Massachusetts Bankers Association. He received his B.A. from Syracuse University and his J.D. from the University of Boston.

     Polly M. Rogers, 62, has served as President of the Citizen National since inception. Her banking career began in 1970 at The Vanderbilt Bank in Naples. The Vanderbilt Bank was purchased in 1979 by Exchange Bancorporation, Tampa, Florida, which was in turn purchased in 1981 by NCNB. Mrs. Rogers served as Vice President until 1986. In 1986, she was employed by Citizens National Bank of Naples, a $310 million community bank in Naples, Florida. Mrs. Rogers served as an Executive Vice President of that bank until April, 1994, when Citizens National Bank of Naples merged with Amsouth Bancorporation. In July, 1994, Mrs. Rogers became an organizer of Gulf Coast National Bank. Mrs. Rogers served as President and as a director of Gulf Coast until July 1996. Mrs. Rogers is very involved in the community and has served on numerous charitable boards and locally sponsored organizations. She is a member of Royal Poinciana Golf Club and an active member of The First Baptist Church of Naples.

     Craig D. Sherman, 43, currently Senior Loan Officer for Citizens National, began his banking career in 1979 as director of Commercial and Installment Lending for Sun Bank, Fort Lauderdale Beach. He joined Gulf Coast Bank of Pinellas in 1981 as Vice President and Senior Loan Officer. Following the acquisition of Gulf Coast Bank by C&S Bank, Mr. Sherman became employed with First National Bank & Trust Co. of Naples as Vice President and Commercial Loan Officer. This bank was also later acquired by C&S Bank. Mr. Sherman joined First Union National Bank, Naples in 1986 as Vice President and Commercial Lending Officer. In 1989, he became Vice President and Commercial Lending Officer for Nations Bank, Naples, Florida. In 1992, Mr. Sherman joined the National Bank of Lee County as Senior Vice President and Senior Loan Officer. Following the acquisition of the bank by SouthTrust in January of 1994, Mr. Sherman served as Senior Vice President and subsequently as Vice President and Commercial Team Lender for SouthTrust in Naples, Florida, until he joined Citizens Bancshares in May of 1999. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science Degree in Finance.

     Bernard L. Turner, 74, a director of Citizens Bancshares and Citizens National, is a businessman and developer who has been a resident of Naples for over 28 years and currently serves as Chairman of the Board of the Florida Coastal School of Law, Jacksonville, Florida, which he co-founded in 1994. From 1970 to 1994, Mr. Turner served as President and Chancellor at Walden University, Minneapolis, Minnesota, a fully accredited doctorate level institution. Locally, Mr. Turner has been involved in a health club partnership, a land trust, and has developed an office complex valued in excess of $3,000,000. Mr. Turner was also an organizing director of the former Citizens National Bank of Naples. He has served as Trustee of the Collier County Economic Development Committee, was the founding Chairman of Creative Living, a non-profit corporation to provide housing for the needy elderly, and was appointed by former Florida Governor Bob Graham as a member of the Board of the State Board of Independent Colleges and Universities. Mr. Turner has previously taught high school, lectured at various universities, and served as an economist for the National Industrial Conference Board.

     Lorenzo Walker, 80, a director of Citizens Bancshares and Citizens National, has been a lifelong member of the Naples community. After serving in the military, Mr. Walker returned to Naples in 1946 and assisted in developing the zoning plan for the City of Naples. Along with his father and brother, Mr. Walker formed Walker Construction Company and began developing waterfront properties in Naples and Bonita Springs. Mr. Walker later formed James L. Walker Real Estate Inc., a local real estate brokerage firm. He has served the community in many different capacities, including Founding Director of Naples Community Hospital, member of Lee University, member of Advisory Council of the Lorenzo Walker Institute of Technology, the largest school in Collier County and is Director Emeritus of International College of Naples. Mr. Walker has also been active in local and state politics. He has also served on the Board of County Commissioners, as a representative to the Florida House of Representatives, as Speaker Pro Tem, and as Dean of the Florida House, the position he held when he retired in 1974. Mr. Walker has significant bank board experience, having been a founding director and director of FNB Naples from 1955-1976, a founding director and the Chairman of Citizens National Bank, Naples, in 1968, a founding director of Vanderbilt Bank and director of the second Citizens National Bank of Naples in 1987.

     Thomas M. Whelan, 51, Chief Financial Officer of Citizens Bancshares and Citizens National, began his community banking career in 1972 in Angola, New York with Evans National Bank. He served as Auditor, Vice President and Auditor, and Senior Vice President and Cashier during his fourteen years with Evans
National Bank. In 1988, he assumed the Senior Vice President position responsible for financial and operational functions for The Village Bank, Chapel Hill, North Carolina. He joined Triangle Bank in Raleigh, North Carolina in 1993 and became Vice President, Director of Banking Services, where he managed Deposit Support, Loan Support, Check Image, Electronic Banking and Bookkeeping. During a sixteen-month period, there were seven merger/acquisitions, growth from $300 million to $800 million in assets and branch growth from 14 to 38 offices. In 1996, his family relocated to Southwest Florida where he joined Hendry County Bank as Vice President and Cashier. In May 1997, he was named President and Chief Executive Officer. Following the acquisition of Hendry County Bank by Florida Community Bank in February of 1998, he served as Executive Vice President in charge of Finance, Operations and Branch Administration, until joining Citizens Bancshares in April of 1999. Mr. Whelan received his Bachelor of Arts degree in business and management from Ohio Northern University in 1971. He is a 1982 honors graduate of the BAI School in Banking at the University of Wisconsin.

Proposed New Holding Company Directors

     We expect to add three new directors to our holding company board after the organization of the Bank of Florida. We expect that these additional directors will be:

     o   Dr. Harry K. Moon
     o   Richard Rochon
     o   Ramon A. Rodriguez, CPA.


Dependence on Management

     Our future success depends, in large part, upon the continuing contributions of our key management personnel, including the Chairmen and the Presidents of Citizens National and Bank of Florida. The loss of services of one or more key employees could have a material adverse effect on our operations and financial condition. Citizens Bancshares and Citizens National have entered into separate employment agreements with Michael McMullan, Polly Rogers, Craig Sherman and Thomas Whelan. See "Management of Citizens Bancshares - Employment Agreements with Certain Executive Officers". Bank of Florida expects that it will also have employment contracts with its executive officers. In connection with these proposed contracts, Citizens Bancshares anticipates it will grant stock options to these executive officers pursuant to Citizens Bancshares 1999 Stock Option Plan. Alternatively, Citizens Bancshares may grant phantom stock options pursuant to a yet to be established phantom stock option plan.

Board Compensation

     We do not currently provide the directors of Citizens Bancshares or Citizens National with cash compensation for their services as directors, although members may be reimbursed for reasonable expenses incurred in attending meetings. We also do not intend to pay any cash compensation to the directors of

Bank of Florida for their services as directors until such time as it becomes profitable.

Executive Compensation

     The following table sets forth information concerning compensation for services rendered to us in 1999 and 2000 by our chief executive officer, as well as each other officer where salary and bonus exceeded $100,000.

                           Summary Compensation Table

                                                                                                    Long-Term
                                                     Annual Compensation                           Compensation
                                         -------------------------------------------     --------------------------------
         Name and                                                     Other Annual          Stock           All Other
    Principal Position        Year        Salary       Bonus(1)      Compensation(2)     Options(3)      Compensations(4)
   --------------------       ----       --------      --------      ---------------     ----------      ----------------
Michael L. McMullan           2000     $  137,287        -0-          $    14,613           2,500             -0-
Chairman and CEO              1999        113,856        -0-               13,142          30,000             -0-
Polly M. Rogers               2000        100,918        -0-               11,300          20,000             -0-
President                     1999         64,310        -0-                7,075                             -0-



Explanation of Columns:

(1) Annual Cash Bonus Award - Annual incentive awards paid for results achieved during the calendar year, which were paid during the year or immediately following the years indicated.
(2) Other Annual Compensation- All additional forms of cash and non-cash compensation paid, awarded or earned which includes automobile allowances and club membership costs.
(3) Stock Options - Grants of stock options made under the Company's 1999 Stock Option Plan.
(4) All Other Compensation - Compensation that does not fall under any of the aforementioned categories.

2001 Base Salary for Mr. McMullan is $147,800 and for Ms. Rogers is $100,000.

Incentive Stock Options

Citizens Bancshares has granted options to purchase 100,700 shares of common stock under its 1999 Stock Option Plan to certain employees in accordance with the following schedule:

                                     Date of             Number           Exercise         Shares          Expiration
        Name                          Grant            of Shares            Price          Vested             Date
       ------                        -------           ---------            ------         ------            -----
Michael L. McMullan                  8/24/99             30,000            $10.00          12,000            8/24/09
                                     5/17/01              2,500             10.00           2,500            5/17/11

Polly M. Rogers                      8/24/99             20,000             10.00           8,000            8/24/09

Craig D. Sherman                     8/24/99             20,000             10.00           8,000            8/24/09

Thomas M. Whelan                     8/24/99             15,000             10.00           6,000            8/24/09

All Others as a Group                Various             13,200             10.00           4,134            Various
                                                        --------           -------         -------
Total                                                    100,700           $10.00           40,634


Employment Agreements With Certain Executive Officers

     Michael L. McMullan - entered into a joint employment agreement dated as of April 28, 1999, with Citizens Bancshares and Citizens National, pursuant to which Mr. McMullan serves as Chief Executive Officer of Citizens Bancshares and Citizens National. The employment agreement provides for a term of three years and an initial salary at an annual rate of $140,000. Mr. McMullan's salary may be increased from time to time in the sole discretion of the board of directors of Citizens Bancshares, and Mr. McMullan is also be eligible to receive a bonus, which will not exceed 40% of his annual base salary. In addition, Mr. McMullan has been issued an option, pursuant to the employment agreement, to purchase 30,000 shares of the common stock of Citizens Bancshares at an exercise price of $10.00 per share.

     In the event of a "change of control" of Citizens Bancshares, as defined in the employment contract, Mr. McMullan will be entitled to give written notice to Citizens Bancshares of termination of his employment agreement and to receive a cash payment equal to 250% of his annual salary, and an additional cash payment equal to the excess, if any, of the aggregate market value of the number of shares of common stock of Citizens Bancshares subject to options held by Mr. McMullan over the aggregate exercise price of all such options.

     The employment agreement provides that Citizens Bancshares may terminate the employment of Mr. McMullan with or without cause, but that in the latter case Mr. McMullan will receive a severance payment equal to the amount he would be entitled to in the event of a change in control, as described above. In addition, the employment agreement contains a non- compete provision which provides that in the event the employment contract is terminated by Citizens Bancshares or Citizens National without cause, or by Mr. McMullan, Mr. McMullan may not, without the prior written consent of Citizens Bancshares, either directly or indirectly serve as an employee of any financial institution within Collier or Lee County for a period of twelve months after such termination.

     Polly M. Rogers - entered into a joint one-year employment agreement on April 28, 1999, with Citizens Bancshares and Citizens National, pursuant to which Mrs. Rogers serves as the President of Citizens Bancshares and Citizens National. The employment agreement was subsequently extended to April 28, 2002. Under this contract, Mrs. Rogers is to receive an initial salary at the annual rate of $100,000, which may be increased from time to time in the sole discretion of the Board of Directors of Citizens Bancshares. Mrs. Rogers was eligible to receive a performance bonus, which will not exceed 40% of her annual base salary. Mrs. Rogers has been issued stock options to purchase 20,000 shares of the common stock of Citizens Bancshares at an exercise price of $10.00 per share. In all other respects, Mrs. Rogers' contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of her annual salary in the event of a "change in control" as defined in the agreement. On November 1, 2001, Mrs. Rogers stepped down as President of Citizens Bancshares but continues to serve as president of Citizens National.

     Craig D. Sherman - entered into a joint employment agreement, dated as of May 3, 1999, with Citizens Bancshares and Citizens National, pursuant to which Mr. Sherman serves as the Senior Lender of Citizens National. Under this contact, which has a three year term, Mr. Sherman is to receive an initial salary at an annual rate of $90,000, which may be increased from time to time in the sole discretion of the Board of Directors of Citizens National. In addition, Mr. Sherman is eligible to receive a bonus which will not exceed 40% of his annual base salary. Mr. Sherman has been issued stock options to purchase 20,000 shares of the common stock of Citizens Bancshares at an exercise price of $10.00 per share. In all other respects, Mr. Sherman's contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement.

     Thomas M. Whelan - entered into a joint one-year employment agreement on April 28, 1999, with Citizens Bancshares and Citizens National, pursuant to which Mr. Whelan serves as the Chief Financial Officer of Citizens National. Under this contract, Mr. Whelan is to receive an initial salary at the annual rate of $75,000, which may be increased from time to time in the sole discretion of the Board of Directors of Citizens Bancshares. Mr. Whelan is eligible to receive a performance bonus, which will not exceed 40% of his annual base salary. Mr. Whelan has been issues stock options to purchase 15,000 shares of common stock of Citizens Bancshares at an exercise price of $10.00 per share. In all other respects, Mr. Whelan's contract is identical to that of Mr. McMullan's contract, including entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement. Mr. Whelan now also serves as Chief Financial Officer of Citizens Bancshares.

Stock Option Plan

     Citizens Bancshares currently has one stock option plan for employees and directors, the 1999 Stock Option Plan, which provides for the issuance of stock options to employees who are contributing significantly to the management or operation of the business of Citizens Bancshares or its subsidiaries as determined by the committee administering the plan. The plan was approved by the shareholders at the annual meeting of shareholders held on April 27, 2000. The plan provides for the grant of options at the discretion of the board of directors or a committee designated by the board of directors to administer the plan. The committee must at all times consist of at least two non-employee directors. Stock options granted pursuant to the plan will expire on or before:

     o the date which is the tenth anniversary of the date the option is granted; or

     o the date which is the fifth anniversary of the date the option is granted in the event the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of Citizens Bancshares or any subsidiary of Citizens Bancshares.

     Under the 1999 Stock Option Plan, 150,000 shares have been reserved for issuance. As of the date of this prospectus, an aggregate of 118,100 options have been granted and are outstanding. Qualified Incentive Stock Options totaling 100,700 shares have been granted to officers and employees of Citizens Bancshares or subsidiaries of Citizens Bancshares and non- qualified options for 17,400 shares have been granted to directors of Citizens Bancshares or subsidiaries of Citizens Bancshares. Of this amount, 58,034 are exercisable. The exercise price of all outstanding options is $10.00 per share. As of the date of this prospectus none of the options have been exercised.

     Each option granted under the plan has a maximum term of 10 years, subject to earlier termination in the event the participant ceases to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant, or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of Citizens Bancshares. The minimum number of shares for which options may be exercised at any one time is 100 shares. In general, options vest ratably over a five year period commencing one year from the date of grant, except as otherwise determined by the Board of Directors. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option.

     Each option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination, or 12 months in the case of an employee who is disabled, whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination. If the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

     In the event of a reorganization, merger or consolidation in which we are not the surviving corporation, the sale of substantially all of our assets to another corporation, or a change in control or threatened change in control of Citizens Bancshares, all options granted prior to such event under the plan shall become immediately exercisable. Unless otherwise determined by the board of directors, the term "control" shall refer to the acquisition of ten percent (10%) or more of our voting securities by any person or group acting in concert.

Outstanding Warrants

     Except for Stanley W. Hole, each organizer received warrants to purchase 13,333 shares of Citizens Bancshares common stock. Mr. Hole received warrants to purchase 6,666 shares. Organizers were granted warrants to purchase an aggregate of 113,330 shares of Citizens Bancshares common stock. The exercise price of the warrants is $10.00 per share and 20% of the warrants were exercisable on the date Citizens National opened. Twenty percent of the remaining warrants are exercisable on each of the four succeeding anniversaries of the date Citizens National opened. As of the date of this prospectus, none of the warrants have been exercised.

401(k) Plan

     Citizens National maintains a 401(k) Retirement Plan to which eligible employees may contribute from 1% to 15% of their pay. We may make discretionary contributions based on profitability and approval by our board of directors. To date, we have contributed approximately $5,400 to the plan. Employees who have completed at least three months of service and have attained age 21 are generally eligible to participate. Employee contributions are 100% vested as to amounts which are credited to the employee's account. Company contributions, if made, become 20% vested when an employee has completed one year of service, and vest at a rate of 20% per year thereafter, fully vesting when an employee has completed five years of service.

Certain Transactions

     From time to time, we make loans to our executive officers and directors in accordance with our usual loan approval criteria. We made all such loans on substantially the same terms, including interest rates and collateral, as loans we make to unaffiliated parties. As of September 30, 2001, the aggregate balance of all such loans was approximately $1.3 million; or 2.24% of the total net loans then outstanding.

     We will utilize a portion of the proceeds of the offering to repurchase the debentures that were issued in $25,000 increments to the organizers of Bank of Florida for the $225,000 organizational costs they advanced to Citizens Bancshares. The organizers of the new bank are the persons designated as the proposed directors of Bank of Florida. We estimate that the organizational costs will be approximately $300,000. The debentures are non-interest bearing and mature 60 days after the commencement date of the offering. If the offering is not successful, at the option of Citizens Bancshares, the debentures will either be repurchased or the organizers will be issued shares of Citizens Bancshares preferred stock.

     We intend to grant warrants to each of the organizers of Bank of Florida at the time the new bank is opened. These individuals will each receive warrants to purchase one share of stock for each two shares of stock they purchase is this offering, with an exercise price of $10.00 per share. These warrants will have substantially the same terms as the warrants previously granted to the organizers of Citizens National, except that the term of the warrants will be for five years.

Securities Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of September 30, 2001, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by:

     o   each shareholder who owns more than 5% of the outstanding shares;
     o   each of our directors;
     o   each of our executive officers; and
     o   all of our directors and executive officers as a group.

     The beneficial ownership was determined based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days of September 30, 2001. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.

--------------------------------------------------------------------------------
                                                                         % of
                                    Number of          Right to       Beneficial
Name                            Shares Owned (1)      Acquire (2)      Ownership
--------------------------------------------------------------------------------

Joe B. Cox                           23,530             9,801             2.5
Earl L. Frye                         23,530             9,301             2.5
Stanley W. Hole                       8,760             5,299             1.2
John B. James                        23,530             9,301             2.5
Lavonne Johnson                      28,530             9,301             5.1
Luc C. Mazzini, DDS                  30,000             9,301             3.0
Michael L. McMullan                  10,000            14,500             1.4
Polly M. Rogers                      23,530            16,001             2.8
Craig D. Sherman                        500             8,000             0.7
Bernard L. Turner                    23,530             9,301             3.0
Lorenzo Walker                       23,530             9,301             4.2
Thomas M. Whelan                      1,000             6,000             0.6
--------------------------------------------------------------------------------
All Directors and Executive
Officers as a Group (12             219,970           115,407            26.2
persons)
--------------------------------------------------------------------------------
--------------------

     (1) Includes shares for which the named person:

         o has sole voting and investment power, o has shared voting and investment power with a spouse, or o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes, but does not include shares that may be acquired by exercising stock options.

     (2) Includes shares that may be acquired by exercising vested stock options and/or vested warrants.

Beneficial Ownership of Management Following Offering

     Our current directors and officers have indicated that they intend to subscribe to purchase a minimum of 30,000 shares in the offering. If we sell 750,000 shares then our current directors and executive officers would then beneficially own 365,377 shares, or 18.0% of the total then outstanding shares. This percentage would decrease to the extent we sell additional shares in the offering.

     The proposed directors of Bank of Florida, other than Mr. McMullan and Mr. James, do not currently own any shares in Citizens Bancshares. However, they have indicated that they will subscribe to purchase a minimum 120,000 shares in the offering. If we sell 750,000 shares, then these directors would beneficially own 180,000 shares, or 9.1% of the total then outstanding. This calculation includes the issuance of 60,000 warrants to these directors. When combined with existing directors and executive officers' shares, existing directors and executive officers and proposed directors will beneficially own approximately 26.1% of Citizens Bancshares common stock.

     The directors of Citizens Bancshares and the proposed directors of Bank of Florida reserve the right to purchase up to 750,000 shares in this offering, if necessary, to provide sufficient capital to capitalize Bank of Florida.

Description of Capital Stock

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share. As of the date of this prospectus, 1,165,370 shares of our common stock were issued and outstanding. In addition, there are 1,000,000 shares of preferred stock, $.01 par value authorized, of which there are no shares issued or outstanding.

     Common Stock. Holders of our common stock are entitled to receive ratably dividends, if any, declared by the board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of Citizens Bancshares, holders of our common stock are entitled to share ratably, based on the number of shares held, in our assets remaining after payment of all of our debts and liabilities.

     Holders of our common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which we may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-takeover Provisions

     General - The Florida Business Corporation Act contains provisions designed
     -------
to enhance the ability of our board of directors to respond to attempts to acquire control of a Florida Corporation such as Citizens Bancshares. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders deem to be in their best interest. These provisions may:

     o adversely affect the price that a potential purchaser would be willing to pay for our common stock.

     o deprive you of the opportunity to obtain a takeover premium for your shares.

     o   make the removal of incumbent management more difficult.

     o enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders.

     o   potentially adversely affect the market price of the common stock.

The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

     Staggered  Terms for  Directors - Florida  law permits and our  articles of
     -------------------------------
incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at our annual meeting.

     Authorized but Unissued  Stock - The authorized but unissued  shares of our
     ------------------------------
common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

     Evaluation of Acquisition  Proposals - The Florida Business Corporation Act
     ------------------------------------
expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Citizens Bancshares, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Citizens Bancshares and its subsidiaries, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Citizens Bancshares and its shareholders.

     Control Share  Acquisitions - We are subject to the Florida  control share
     ---------------------------
acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

     o acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

     o acquisitions of shares possessing one-third or more but less than a majority of all voting power;

     o or acquisitions of shares possessing a majority of more of all voting power.

     Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

     Transactions  with Interested  Shareholders - We are subject to the Florida
     -------------------------------------------
affiliated transactions statute which generally requires approval by the disinterested directors or super- majority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Citizens Bancshares.

Transfer Agent and Registrar

     We currently act as our own transfer agent and registrar for our common stock.

Limited Liability and Indemnification

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

     o the director breached or failed to perform his duties as a director, and

     o   a   director's   breach  of,  or  failure  to  perform,   those  duties
         constitutes:

         - a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

         - a transaction from which the director derived an improper personal benefit, either directly or indirectly,

         -   a circumstance under which an unlawful distribution is made,

         - in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

         - in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     A corporation may purchase and maintain insurance on behalf of any director, or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

     Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.

Shares Eligible for Future Sale

     We will issue up to 1,500,000 shares in this offering. Based on the number of shares outstanding as of the date of this prospectus, upon completion of the offering, we would have a maximum of 2,665,370 shares of common stock outstanding. Except for shares held by our affiliates, almost all of our outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933. Our affiliates will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include its directors, executive officers and principal shareholders and the directors and executive officers of its principal subsidiaries.

     Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Citizens Bancshares.


                      LEGAL MATTERS PERTAINING TO OFFERING

     The validity of the common stock offered hereby will be passed upon for Citizens Bancshares by Igler & Dougherty, P.A., Tallahassee, Florida.


                 CERTAIN EXPERTS RETAINED BY CITIZENS BANCSHARES

     The consolidated financial statements of Citizens Bancshares as of December 31, 2000 and 1999, included in this prospectus have been audited by Hill, Barth & King LLC, independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC to register the common stock we will issue in the offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits.

     You may read and copy our registration statement, and any reports and other information which we may file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. You may also call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as Citizens Bancshares that file electronically with the SEC. The address of this website is www.sec.gov.

     We have filed or will file various applications with the Florida Department of Banking and Finance, the FDIC and the Federal Reserve relating to our proposed new bank. You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that management believes were reasonable at the time they were made, but which may have changed or may otherwise be wrong. We specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Our website can be found at www.cnb-online.com





                     [Financial statements follow this page]

            CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. & SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

         For the periods ended September 30, 2001 and December 31, 2000
                                   (Unaudited)

Financial Statements:

Consolidated Balance Sheets as of September 30, 2001 and December 31, 2000


Consolidated Statements of Operations for the Three Months and the Nine Months Ended September 30, 2001 and 2000

Consolidated Statements of Cash Flows for the Three Months and the Nine Months Ended September 30, 2001 and 2000


Consolidated Statement of Changes in Stockholders' Equity


Notes to Consolidated Financial Statements



                           CONSOLIDATED BALANCE SHEETS
           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES


                                                              September 30, 2001        December 31, 2000
                                                              ------------------        -----------------
                  ASSETS                                            (Unaudited)

Cash and due from banks                                       $        5,025,361        $         994,225
Federal funds sold                                                     1,232,000                7,742,000
                                                              ------------------        -----------------
                  Total cash and cash equivalents                      6,257,361                8,736,225
                                                              ------------------        -----------------

Interest-bearing deposits in banks                                             -                4,000,000
Securities available for sale                                             75,760                   75,760
Securities held to maturity                                                    -                  999,394
Loans                                                                 58,953,793               32,999,576
Less:      allowance for loan losses                                    (436,205)                (281,067)
Less:      unearned income and deferred loan fees                        (59,404)                 (45,322)
                                                              ------------------        -----------------
           Net loans                                                  58,458,184               32,673,187
                                                              ------------------        -----------------
Restricted securities, Federal Home Loan Bank and
Federal Reserve Bank Stock, at cost                                      431,900                  326,600
Premises and equipment, net                                            2,110,268                2,151,067
Accrued interest receivable                                              336,675                  229,657
Other assets                                                             183,322                   96,468
                                                              ------------------        -----------------
                           TOTAL ASSETS                       $       67,853,470        $      49,288,358
                                                              ==================        =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing                                          $        9,601,001        $       4,090,898
Interest bearing                                                      49,549,013               36,044,082
                                                              ------------------        -----------------
           Total deposits                                             59,150,014               40,134,980

Accrued interest payable                                                   7,901                   26,745
Accrued Expenses and other liabilities                                    46,105                   53,047
                                                              ------------------        -----------------
                           TOTAL LIABILITIES                  $       59,204,020        $      40,214,772
                                                              ------------------        -----------------

Preferred stock, par value $.01 per share,
1,000,000 shares authorized; no shares issued
and outstanding                                                                -                        -
Common stock, par value $.01 per share,
20,000,000 shares authorized; 1,165,370
shares issued and outstanding                                             11,654                   11,654
Additional paid-in capital                                            11,549,700               11,549,700
Accumulated deficit                                                   (2,911,904)              (2,487,768)
Unrealized loss on securities available for sale                               -                        -
                                                              ------------------        -----------------

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                   8,649,450                9,073,586
                                                              ------------------        -----------------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $       67,853,470        $      49,288,358
                                                              ==================        =================




                      CONSOLIDATED STATEMENTS OF OPERATIONS
           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                                                                              (Unaudited)
                                                                      Three months ended September 30,
                                                                      2001                     2000
                                                              ------------------        -----------------
INTEREST INCOME
      Interest and fees on loans                              $        1,121,083        $         594,997
      Interest on securities and other                                     7,729                   54,980
      Interest on federal funds sold                                      50,843                   96,351
                                                              ------------------        -----------------
                  TOTAL INTEREST INCOME                                1,179,655                  746,328

INTEREST EXPENSE
      Interest on deposits                                               585,255                  367,147
                                                              ------------------        -----------------
                  TOTAL INTEREST EXPENSE                                 585,255                  367,147
                                                              ------------------        -----------------

                  NET INTEREST INCOME (LOSS)                             594,400                  379,181

Provision for loan losses                                                (40,521)                 (29,211)
                                                              ------------------        -----------------

NET INTEREST INCOME (LOSS) AFTER PROVISION
      FOR LOAN LOSSES                                                    553,879                  349,970

NON-INTEREST INCOME
      Service charges, commissions and fees                              102,235                   11,721

NON-INTEREST EXPENSES
      Salaries and employee benefits                                     446,984                  315,592
      Occupancy expenses                                                  55,717                   54,806
      Equipment rental, depreciation & maintenance                        68,372                   64,104
      General operating                                                  192,583                  220,230
                                                              ------------------        -----------------
           TOTAL NON-INTEREST EXPENSES                                   763,656                  654,732
                                                              ------------------        -----------------
           LOSS BEFORE INCOME TAXES                                     (107,542)                (293,041)

INCOME TAXES                                                                  -                         -
                                                              ------------------        -----------------
           NET LOSS                                           $         (107,542)       $        (293,041)
                                                              ==================        =================

NET LOSS PER SHARE                                            $            (0.09)       $           (0.25)

AVERAGE SHARES OUTSTANDING                                             1,165,370                1,165,370


                      CONSOLIDATED STATEMENTS OF OPERATIONS
           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                                                                               (Unaudited)
                                                                      Nine months ended September 30,
                                                                     2001                      2000
                                                              ------------------        -----------------
INTEREST INCOME
      Interest and fees on loans                              $        3,014,874        $       1,184,133
           Interest on securities and other                               76,002                  165,020
      Interest on federal funds sold                                     237,883                  493,792
      Interest other                                                           -                   14,482
                                                              ------------------        -----------------
                  TOTAL INTEREST INCOME                                3,328,759                1,857,427
                                                              ------------------        -----------------

INTEREST EXPENSE
      Interest on deposits                                             1,690,351                  894,597
                                                              ----------------------    -----------------
                  TOTAL INTEREST EXPENSE                               1,690,351                  894,597
                                                              ------------------        -----------------

                  NET INTEREST INCOME (LOSS)                           1,638,408                  962,830

Provision for loan losses                                               (156,472)                (149,182)
                                                              ------------------        -----------------

NET INTEREST INCOME (LOSS) AFTER PROVISION
      FOR LOAN LOSSES                                                  1,481,936                  813,648

NON-INTEREST INCOME
      Service charges, commissions and fees                              210,507                   26,777

NON-INTEREST EXPENSES
      Salaries and employee benefits                                   1,242,480                  886,452
      Occupancy expenses                                                 152,286                  155,203
      Equipment rental, depreciation & maintenance                       202,983                  153,758
      General operating                                                  518,829                  542,363
                                                              ------------------        -----------------
           TOTAL NON-INTEREST EXPENSES                                 2,116,578                1,737,776
                                                              ------------------        -----------------
           LOSS BEFORE INCOME TAXES                                     (424,135)                (897,351)

INCOME TAXES                                                                   -                        -
                                                              ------------------        -----------------
           NET LOSS                                           $         (424,135)       $        (897,351)
                                                              ==================        =================

NET LOSS PER SHARE                                            $            (0.36)       $           (0.77)

AVERAGE SHARES OUTSTANDING                                             1,165,370                1,164,123




                      CONSOLIDATED STATEMENTS OF CASH FLOW
           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES


                                                                                            Nine months ended September 30,
                                                                                             2001                     2000
                                                                                      --------------------    ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                                              $           (424,135)   $            (897,351)
Adjustments to reconcile net loss to net
     Cash used in operating activities:
         Depreciation                                                                              145,823                  129,820
         Provision for loan losses                                                                 156,472                  146,662
         Net securities amortization and accretion                                                    (606)                  (8,578)
         (Increase) Decrease in accrued interest receivable                                       (107,018)                (104,698)
         (Increase) Decrease in other assets                                                       (86,854)                 (52,955)
         Increase (Decrease) in accrued interest payable                                           (18,844)                  16,651
         Increase (Decrease) in accrued expenses and other liabilities                              (6,942)                (137,465)
                                                                                      --------------------    ---------------------

           Total adjustments                                                                        82,031                  (10,563)
                                                                                      --------------------    ---------------------

NET CASH USED IN OPERATING ACTIVITIES                                                             (342,104)                (907,914)
                                                                                      --------------------    ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                                                          (25,941,470)             (22,917,247)
Net (increase) decrease in interest bearing deposits in banks                                    4,000,000                        -
Proceeds for maturity of securities held to maturity                                             1,000,000                        -
Purchase of Restricted Securities                                                                 (105,300)                       -
Purchase of premises and equipment                                                                (105,024)                (146,116)
                                                                                      --------------------    ---------------------
NET CASH USED IN INVESTING ACTIVITIES                                                          (21,151,794)             (23,063,363)
                                                                                      --------------------    ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock                                                               -                  203,000
Increase in deposits                                                                            19,015,034               12,057,301
                                                                                      --------------------    ---------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                       19,015,034               12,260,301


NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                                            (2,478,864)             (11,710,976)
                                                                                      --------------------    ----------------------
CASH AND CASH EQUIVALENTS
Beginning of period                                                                              8,736,225               18,295,344
                                                                                      --------------------    ----------------------
End of period                                                                         $          6,257,361    $           6,584,368
                                                                                      ====================    =====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest                                              $          1,709,195    $             877,946
                                                                                      --------------------    ----------------------



                            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                                 CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES





                                                                            Additional                                   Total
                                             Common Stock                     Paid-in              Retained           Stockholders'
                                      Shares               Amount             Capital              Earnings              Equity
                                      ---------------------------          -------------         ------------        ---------------

Balance, December 31, 2000          1,165,370           $  11,654          $  11,549,700         $ (2,487,768)       $    9,073,586

Comprehensive income:
   Net Income                                                                                        (424,136)

Balance, September 30, 2001         1,165,370           $  11,654          $  11,549,700         $ (2,911,904)       $    8,649,450
                                    =========           =========          =============         ============        ==============


           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001


NOTE A - ORGANIZATION AND BASIS OF PRESENTATION
-----------------------------------------------

Organization:
-------------

     Citizens Bancshares of South Florida, Inc. ("Citizens Bancshares") was incorporated in Florida in September 1998 to serve as a holding company for Citizens National Bank of Southwest Florida ("Citizens National"), a national banking association then in organization. For approximately the first eleven months following its incorporation, the main activities of Citizens Bancshares centered on applying for a national bank charter, applying to become a bank holding company, hiring and training bank employees, preparing the banking facilities and premises for opening, and conducting an initial public offering of common stock to raise a minimum of $10 million to fund the startup of Citizens National Bank. By August 1999, Citizens Bancshares had received subscriptions to purchase common stock in an amount in excess of the required minimum, and on August 24, 1999, Citizens National Bank commenced operations at its office located at 3401 Tamiami Trail North in Naples, Florida.

     On April 18, 2000, Citizens Capital Management was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National Bank of Southwest Florida. Citizens Capital Management applied to the Office of the Comptroller of Currency and was approved to engage in fiduciary services and estate planning consultation on August 23, 2000. Citizens Capital Management, which began operations in December 2000, offers investment management, trust administration, estate planning, and financial planning services.

     Throughout this report, Citizens Bancshares, Citizens National and Citizens Capital Management are collectively referred to as the "Company."

Basis of Presentation:
----------------------

     The accompanying unaudited consolidated financial statements include the accounts of the Company. All inter-Company accounts and transactions have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary have been made for the fair presentation of the Company's consolidated financial position and results of operations. Operating results for the three and nine-month periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2001

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

     The consolidated statements include the accounts of Citizens Bancshares and its wholly owned subsidiary, Citizens National. The consolidated financial statements for the three and six months ended September 30, 2001 and 2000, have not been audited and do not include information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, the accompanying consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for an entire year. The accounting policies followed by Citizens are set forth in Note 1 to Citizens' consolidated financial statements contained in the 2000 Annual Report to Shareholders and are incorporated herein by reference.

Use of Estimates
----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowance for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Citizens Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require Citizens Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Management does not anticipate that the allowances for credit losses on loans and foreclosed real estate will change materially in the near term.

Fair Value of Financial Instruments
-----------------------------------

     Financial instruments of Citizens consist of cash, due from banks, federal funds sold, investment securities, loans receivable, accrued interest receivable, deposits, federal funds purchased, other borrowings, accrued interest payable, and off-balance sheet commitments such as commitments to extend credit and standby letters of credit. On an interim basis, management considers the cost of providing estimated fair values by each class of financial instrument to exceed the benefits derived. In management's opinion, the carrying amount of financial instruments approximates fair value.

NOTE 2 - COMPUTATION OF PER SHARE EARNINGS

      Basic earningsper share amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The following information was used in the computation of earnings per share on both a basic and diluted basis for the three and nine months ended September 30, 2001 and 2000 (in thousands except per share date):


                                                                          For the Three Months            For The Nine Months
                                                                           Ended September 30              Ended September 30
                                                                            2001         2000              2001         2000
                                                                        -----------  -----------       -----------   -----------
Basic EPS computation:
      Numerator - Net Income                                            $      (108) $      (293)      $      (424)  $      (897)
      Denominator - Weighted average shares outstanding                       1,165        1,165             1,165         1,165
                                                                        -----------  -----------       -----------   -----------
             Basic EPS                                                  $     (0.09) $     (0.25)      $     (0.36)  $     (0.77)
Diluted EPS computation:
      Numerator - Net Income                                            $      (108) $      (293)      $      (424)  $      (897)
      Denominator - Weighted average shares outstanding                       1,165        1,165             1,165         1,165
      Stock Options and Warrants                                                 65           40                65            40
                                                                        -----------  -----------       -----------   -----------
                                                                              1,230        1,205             1,230         1,205
      Diluted EPS                                                       $     (0.09) $     (0.24)      $     (0.34)  $     (0.74)
                                                                        ===========  ===========       ===========   ===========




NOTE 3 - LOANS HELD FOR INVESTMENT

Loans consisted of (dollars in thousands):


                                             September 30,      December 31,
                                             -------------      ------------
                                                 2001               2000
                                                 ----               ----
Real estate                                  $      36,170      $     26,443
Commercial and agricultural                         14,878             3,339
Installment and other loans                          7,905             3,218
                                             -------------      ------------
      Total loans, gross                            58,953            33,000
Unearned income and deferred fees                      (59)              (45)
Allowance for credit losses                           (436)             (281)
                                            --------------      ------------
      Net Loans                             $       58,458      $     32,674
                                            ==============      ============

NOTE 4 - ALLOWANCE FOR CREDIT LOSSES

     Citizens' Board of Directors monitors the loan portfolio monthly in order to enable it to evaluate the adequacy of the allowance for credit losses.
Management has implemented a risk system that identifies potential problem credits as early as possible, categorizes the credits as to risk, and puts a reporting process in place to monitor the progress of the credits.

     Citizens maintains the allowance for credit losses at a level sufficient to absorb all estimated losses inherent in the loan portfolio. Activity in the allowance for credit losses follows:


                                              Nine Months         Twelve Months
                                            Ended Sept. 30,       Ended Dec. 31,
                                                  2000                2001
                                            --------------       --------------
Balance, beginning of period                $      281,067       $       26,885
Recoveries                                                                1,000
Charge-offs                                         (1,334)              (2,520)
Provision charged to operations                    156,472              255,702
                                            --------------       ---------------
Balance, end of period                      $      436,205       $       281,067
                                            ==============       ===============



NOTE 5 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     Citizens is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those commitments involve, to a varying degree, elements of credit, and interest rate risk in excess of the amounts recognized in the balance sheet.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Financial instruments at September 30, 2001, consisted of commitments to extend credit of approximately $ 5.75 million and letters of credit of $1.2 million.

                        CONSOLIDATED FINANCIAL STATEMENTS

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                                AND SUBSIDIARIES

                           December 31, 2000 and 1999




                              - - - o o o o o - - -


                                 C O N T E N T S


                                                                        P A G E
                                                                        - - - -
Independent Auditors' Report - - - - - - - - - - - - - - - - - - -         1

Consolidated Balance Sheets  - - - - - - - - - - - - - - - - - - -         2

Consolidated Statements of Operations  - - - - - - - - - - - - - -         3

Consolidated Statements of
    Stockholders' Equity (Deficit) - - - - - - - - - - - - - - - -         4


Consolidated Statements of Cash Flows  - - - - - - - - - - - - - -         5

Notes to Consolidated Financial Statements  -- - - - - - - - - - -       6 - 25


                              - - - o o o o o - - -

Board of Directors and Stockholders of
Citizens Bancshares of Southwest Florida, Inc.
Naples, Florida


                          Independent Auditors' Report


We have audited the accompanying consolidated balance sheets of Citizens Bancshares of Southwest Florida, Inc. and its subsidiaries Citizens National Bank of Southwest Florida and Citizens Capital Management, Inc. (Collectively, the Company) as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 and the period from June 15, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Bancshares of Southwest Florida, Inc. and subsidiaries as of December 31, 2000 and 1999 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2000 and 1999 and the period from June 15, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.


                                        /s/ Hill, Barth, & King LLC
                                        -------------------------------------
                                        Certified Public Accountants


January 25, 2001
Naples, Florida



                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


                                                                                                     2000                  1999
                                                                                                 ------------          ------------

            A S S E T S
            -----------

Cash and due from banks                                                                          $    994,225          $  2,529,344
Federal funds sold                                                                                  7,742,000            15,766,000
                                                                                                 ------------          ------------
                                          TOTAL CASH AND CASH EQUIVALENTS                           8,736,225            18,295,344
                                                                                                 ------------          ------------

Interest-bearing deposits in banks                                                                  4,000,000             2,000,000

Securities available for sale - NOTE B                                                                 75,760                50,760
Securities held to maturity (fair value
    approximates $999,375and $985,938) - NOTE B                                                       999,394               987,915


Loans - NOTE C                                                                                     32,999,576             4,334,141

Less:
    Allowance for loan losses - NOTE C                                                               (281,067)              (26,885)
    Unearned income and deferred loan fees                                                            (45,322)                    0
                                                                                                 ------------          ------------
                                                                NET LOANS                          32,673,187             4,307,256
                                                                                                 ------------          ------------

Restricted securities, Federal Home Loan Bank
    Federal reserve Bank stock, at cost                                                               326,600               326,600
Premises and equipment - NOTE D                                                                     2,151,067             2,170,140
Accrued interest receivable                                                                           229,657                51,723
Other assets                                                                                           96,468                52,024
                                                                                                 ------------          ------------
                                                                                                 $ 49,288,358          $ 28,241,762
                                                                                                 ============          ============


            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Deposits - NOTE E                                                                                $ 40,134,980          $ 17,947,371
Accrued interest payable                                                                               26,745                 3,266
Accrued expenses and other liabilities                                                                 53,047               156,558
                                                                                                 ------------          ------------
                                                        TOTAL LIABILITIES                          40,214,772            18,107,195
                                                                                                 ------------          ------------

Commitments - NOTE G

Stockholders' Equity - NOTE J:
    Preferred stock, par value $.01 per share,
      1,000,000 shares authorized, no shares
      issued and outstanding                                                                                0                     0
    Common,stock,apar valuer$.01,per1share, and 100
      20,000,000 shares authorized, 1,165,370, and 1,145,070
      shares issued and outstanding, respectively                                                      11,654                11,451
    Additional paid-in capital                                                                     11,549,700            11,346,903
    Accumulated deficit                                                                            (2,487,768)           (1,223,787)
    Accumulated other comprehensive income                                                                  0                     0
                                                                                                 ------------          ------------

                                               TOTAL STOCKHOLDERS' EQUITY                           9,073,586            10,134,567
                                                                                                 ------------          ------------

                                                                                                 $ 49,288,358          $ 28,241,762
                                                                                                 ============          ============


           See accompanying notes to consolidated financial statements


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

           Years ended December 31, 2000 and 1999 and the period from June 15, 1998 (date of inception) to December 31, 1998


                                                                                        2000              1999              1998
                                                                                    -----------       -----------       -----------
INTEREST INCOME
---------------
    Interest and fees on loans                                                      $ 1,779,649       $    65,528       $         0
    Interest on securities and other                                                    242,289           123,763             1,917

    Interest on federal funds sold                                                      651,339           236,870                 0
                                                                                    -----------       -----------       -----------
                                      TOTAL INTEREST INCOME                           2,673,277           426,161             1,917
                                                                                    -----------       -----------       -----------

INTEREST EXPENSE
----------------
    Interest on deposits                                                              1,384,542           162,772                 0
    Interest on other borrowings                                                              0            19,080             2,073
                                                                                    -----------       -----------       -----------
                                     TOTAL INTEREST EXPENSE                           1,384,542           181,852             2,073
                                                                                    -----------       -----------       -----------

                                  NET INTEREST INCOME (LOSS)                          1,288,735           244,309              (156)

PROVISION FOR LOAN LOSSES                                                               255,702            26,885                 0
                                                                                    -----------       -----------       -----------

                                  NET INTEREST INCOME (LOSS) AFTER

                                  PROVISION FOR LOAN LOSSES                           1,033,033           217,424              (156)



NON-INTEREST INCOME
-------------------
    Service charges, commissions and fees                                                44,020             6,130                 0
                                                                                    -----------       -----------       -----------
                                                                                      1,077,053           223,554              (156)
                                                                                    -----------       -----------       -----------

NON-INTEREST EXPENSES
---------------------
    Salaries and employee benefits - NOTE K                                           1,248,478           698,503            18,360
    Occupancy expenses                                                                  197,891           143,925            17,026
    Equipment rental, depreciation and
      maintenance                                                                       237,810            59,275                32
    General operating - NOTES I AND M                                                   656,855           422,519            87,545
                                                                                    -----------       -----------       -----------
                                       TOTAL OTHER EXPENSES                           2,341,034         1,324,222           122,963
                                                                                    -----------       -----------       -----------
                                   LOSS BEFORE INCOME TAXES                          (1,263,981)       (1,100,668)         (123,119)

INCOME TAXES - NOTE F                                                                         0                 0                 0
---------------------                                                               -----------       -----------       -----------
                                                   NET LOSS                         $(1,263,981)      $(1,100,668)      $  (123,119)
                                                                                    ===========       ===========       ===========

LOSS PER SHARE                                                                      $     (1.09)      $     (1.98)      $         0
--------------                                                                      ===========       ===========       ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                   1,164,675           554,558                 0
-----------------------------------                                                 ===========       ===========       ===========


           See accompanying notes to consolidated financial statements


           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            ---------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

           Years ended December 31, 2000 and 1999 and the period from
             June 15, 1998 (date of inception) to December 31, 1998
                                                                                                   ACCUMULATED
                                                                ADDITIONAL                           OTHER
                                                COMMON           PAID-IN          ACCUMULATED     COMPREHENSIVE
                                                STOCK            CAPITAL           DEFICIT           INCOME            TOTAL
                                             ------------      ------------      ------------    --------------   ---------------
Balance(date of inception)
      June 15, 1998                          $          0      $          0      $          0    $           0    $             0
    Common stock issued,
      pursuant to company
      organization                                      5               495                 0                0                500
    Comprehensive income:
      Net loss for 1998                                 0                 0          (123,119)               0           (123,119)
      Unrealized gain on
       available for sale
       investment securities                            0                 0                 0                0                  0
    Total comprehensive income                                                                                           (123,119)
                                             ------------      ------------      ------------    --------------   ---------------
Balance (deficit)
      December 31, 1998                                 5               495          (123,119)               0           (122,619)
    Common stock issued,
      net of offering
      cost of $92,347                              11,451        11,346,903                 0                0         11,358,354
    Common stock retired
      with offering proceeds
      (organizational shares)                          (5)             (495)                0                0               (500)
    Comprehensive income:
      Net loss for 1999                                 0                 0        (1,100,668)               0         (1,100,668)
      Unrealized gain on
       available for sale
       investment securities                            0                 0                 0                0
    Total comprehensive income                                                                                         (1,100,668)
                                             ------------      ------------      ------------    --------------   ---------------
Balance (deficit)
      December 31, 1999                            11,451        11,346,903        (1,223,787)               0         10,134,567
    Common stock issued                               203           202,797                 0                0            203,000
    Comprehensive income:
      Net loss for 2000                                 0                 0        (1,263,981)               0         (1,263,981)
      Unrealized gain on
       available for sale
       investment securities                            0                 0                 0                0                  0
    Total comprehensive income                                                                                         (1,263,981)
                                             ------------      ------------      ------------    --------------   ---------------
Balance (deficit)
      December 31, 2000                      $     11,654      $ 11,549,700      $ (2,487,768)   $           0    $     9,073,586
                                             ============      ============      ============    ==============   ===============


           See accompanying notes to consolidated financial statements


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES


            Years ended December 31 2000 and 1999 and the period from
             June 15, 1998 (date of inception) to December 31, 1998


                                                                            2000            1999            1998
                                                                       ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
    Net loss                                                           $ (1,263,981)   $ (1,100,668)   $   (123,119)
    Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                         177,008          45,606              32
      Provision for loan losses                                             255,702          26,885               0
      Accretion of deferred loan fees
        and discounts                                                       (36,998)              0               0
      Increase in accrued interest receivable                              (177,934)        (51,723)              0
      Increase in other assets                                              (44,444)        (21,091)        (30,933)
      Increase (decrease) in accrued interest payable                        23,479         (15,140)         18,406
      Increase (decrease) in accrued expenses
           and other liabilities                                           (103,511)        156,557               0
                                                                       ------------    ------------    ------------
                          NET CASH USED IN OPERATING ACTIVITIES          (1,170,679)       (959,574)       (135,614)
                                                                       ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
    Net increase in interest-bearing deposits
      in banks                                                           (2,000,000)     (2,000,000)              0
    Net increase in loans                                               (28,596,114)     (4,334,141)              0
    Purchases of securities available for sale                              (25,000)       (377,360)              0
    Purchases of securities held to maturity                                      0        (987,915)              0
    Purchases of premises and equipment                                    (157,935)       (866,449)     (1,349,329)
                                                                       ------------    ------------    ------------
                          NET CASH USED IN INVESTING ACTIVITIES         (30,779,049)     (8,565,865)     (1,349,329)
                                                                       ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
    Net increase in deposits                                             22,187,609      17,947,371               0
    Borrowings on (repayment of) short-term notes                                 0      (1,600,000)      1,600,000
    Net proceeds from issuance of common stock                              203,000      11,358,353               0
                                                                       ------------    ------------    ------------
                      NET CASH PROVIDED BY FINANCING ACTIVITIES          22,390,609      27,705,724       1,600,000
                                                                       ------------    ------------    ------------
                                     NET INCREASE (DECREASE) IN CASH
                                       AND CASH EQUIVALENTS              (9,559,119)     18,180,285         115,057

CASH AND CASH EQUIVALENTS
-------------------------
      Beginning of period                                                18,295,344         115,057               0
                                                                       ------------    ------------    ------------
      End of period                                                    $  8,736,225    $ 18,295,344    $    115,057
                                                                       ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
      Cash paid during the year for:

        Interest                                                       $  1,361,063    $    181,851    $          0
                                                                       ============    ============    ============

      Noncash Transactions:

        Unrealized increase in fair value
           on securities available for sale                            $          0    $          0    $          0
                                                                       ============    ============    ============

          See accompanying notes to consolidated financial statements


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Organization and Consolidation:
Citizens Bancshares of Southwest Florida, Inc. (the Company) was incorporated under the laws of the state of Florida. The Company's activities prior to August 24, 1999 were limited to the organization of Citizens National Bank of Southwest Florida, (the Bank), as well as preparation for a $12,000,000 common stock offering (the Offering). On August 24, 1999, the Company and the Bank emerged from the development stage and began operations.

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, Citizens National Bank of Southwest Florida and Citizens Capital Management, Inc. All significant intercompany balances and transactions have been eliminated.

Citizens Capital Management, Inc., during 2000, obtained approval from the Office of the Comptroller of the Currency to conduct trust operations. The trust assets under management as well as the contingent liability associated with those assets are not included as part of the consolidated financial statements of the Company.

Nature of Operations:
The Bank provides a full range of commercial and consumer banking services primarily within the Naples, Florida area. As a national bank, it is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

Use of Estimates:

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

Cash, demand balances due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Investment Securities:

Debt securities for which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. No investments are held for trading purposes. Securities not classified as held to maturity are classified as available for sale, and reported at fair value with unrealized gains and losses excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. Other investments, which include Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost as such investments do not have readily determinable fair values.

Realized gains and losses on sales of investment securities are determined by specific identification of the security sold. Declines in value of investment securities judged to be other than temporary are recognized as losses in the statement of operations.

Loans:

Loans are stated at the principal amount outstanding, net of unearned income and an allowance for loan losses. Interest income on all loans is accrued based on the outstanding daily balances.

Management has established a policy to discontinue accruing interest (non-accrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is considered to be well collateralized and the Bank is actively in the process of collection. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Interest previously accrued but uncollected on such loans is reversed and charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received.

Nonrefundable fees and certain direct costs associated with originating or acquiring loans are recognized over the life of related loans on a method that approximates the interest method.

Allowance for Loan Losses:

The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for probable loan losses after giving consideration to the growth and composition of the loan portfolio, current economic conditions, past loss experience, evaluation of potential losses in the current loan portfolio and such other factors that warrant current recognition in estimating loan losses.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Allowance for Loan Losses (Continued):

Loans which are  considered  to be  uncollectible  are  charged-off  against the
allowance.   Recoveries  on  loans  previously  charged-off  are  added  to  the allowance.

Impaired loans are loans for which it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Impairment losses are measured by the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at either the loan's observable market price or the fair value of the collateral. Interest income on impaired loans is recognized only as received.

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is less.

The Company capitalizes interest on borrowings during the construction or renovation of new facilities. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. For 2000 and 1999 the Company capitalized interest totaling $0 and $64,508, respectively.

Income Taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

The Company and it's subsidiaries file a consolidated tax return.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

New Accounting Pronouncements:

In June 1998, the Financing Accounting Standards Board (FASB) issued Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS 137 which deferred the effective date of SFAS 133 to years beginning after June 15, 2000. Management does not believe the adoption of this statement will have a material impact on financial condition and results of operations.


NOTE B - SECURITIES
-------------------

The amortized cost, unrealized gains and losses and estimated fair value of available for sale investment securities shown in the consolidated balance sheets of the Company at December 31, are as follows:

                                                                                                          ESTIMATED
                                               AMORTIZED                 GROSS UNREALIZED                   FAIR
                                                                     -------------------------
                                                  COST               GAINS              LOSSES              VALUE
                                               ---------             -----              ------            ---------
December 31, 2000:

Available for sale securities:
    U.S. Treasury securities                   $  25,000             $   0              $    0            $  25,000
    Independent Bankers Bank Stock                50,760                 0                   0               50,760
                                               ---------             -----              ------            ---------
    Totals                                     $  75,760             $   0              $    0            $  75,760
                                               =========             =====              ======            =========

Held to maturity securities:
    U.S. agency obligations                    $ 999,394             $   0              $   19            $ 999,375
                                               ---------             -----              ------            ---------
    Totals                                     $ 999,394             $   0              $   19            $ 999,375
                                               =========             =====              ======            =========

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE B - SECURITIES (CONTINUED)
-------------------------------

                                                                                                          ESTIMATED
                                               AMORTIZED                 GROSS UNREALIZED                    FAIR
                                                                         ----------------
                                                  COST               GAINS              LOSSES              VALUE
                                               --------              -----              ------            ---------
December 31, 1999:
Available for sale securities:
    Independent Bankers Bank Stock             $  50,760             $   0              $    0            $  50,760
                                               ---------             -----              ------            ---------
    Totals                                     $  50,760             $   0              $    0            $  50,760
                                               =========             =====              ======            =========

Held to maturity securities:
    U.S. agency obligations                    $ 987,915             $   0              $ 1,977           $ 985,938
                                               ---------             -----              -------           ---------
    Totals                                     $ 987,915             $   0              $ 1,977           $ 985,938
                                               =========             =====              =======           =========


Expected maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Periodic payments are received of mortgage-backed securities based on the payment patterns of the underlying collateral. Maturities of mortgage-based securities are included below based on their expected average life of similar investments as determined by the Bank's portfolio and analysis servicer. As of December 31, 2000, the amortized cost and estimated fair value of investment securities, by contractual maturities, are as follows:


                                                     HELD TO MATURITY                         AVAILABLE FOR SALE
                                                     ----------------                         ------------------
                                               AMORTIZED             FAIR               AMORTIZED             FAIR
                                                 COST                VALUE                 COST               VALUE
                                                 ----                -----                 ----               -----

Due less than one year                         $ 999,394         $ 999,375             $        0          $      0
Due after ten years                                    0                 0                 25,000            25,000
                                               ---------         ---------             ----------          --------
                                                 999,394           999,375                 25,000            25,000

Independent Bankers Bank Stock                         0                 0                 50,760            50,760
                                               ---------         ---------             ----------          --------
Totals                                         $ 999,394         $ 999,375             $   75,760          $ 75,760
                                               =========         =========             ==========          ========

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE C - LOANS

The composition of loans at December 31, is as follows:

                                               2000                 1999
                                            -----------         -----------
           Commercial                       $ 5,052,787         $   584,556
           Real estate                       24,648,033           2,928,879
           Lines of credit                    2,551,517             500,526
           Consumer                             747,239             320,180
                                            -----------         -----------
           Totals                           $32,999,576         $ 4,334,141
                                            ===========         ===========

The majority of the Company's lending activities are conducted principally with customers located in the Naples, Florida area. Commercial loans are primarily extended to small and mid-sized corporate borrowers in service and manufacturing related industries. Although the Bank's loan portfolio is diversified, a significant portion of its loans are collateralized by real estate. Therefore, the Bank could be susceptible to economic downturns and natural disasters.

The Bank had no loans on nonaccrual as of December 31, 2000 and 1999.

The activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                       2000              1999
                                                    -----------       ----------
           Balance at beginning of year             $   26,885        $       0
           Provision charged to operations             255,702           26,885
           Charge-offs                                  (2,520)               0
           Recoveries                                    1,000                0
                                                    -----------       ----------
           Balance at end of year                   $  281,067        $  26,885
                                                    ==========        =========

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment at December 31, consist of the following:

                                                      2000                 1999
                                                  ----------         -----------
           Land and land improvements              $ 545,269           $ 545,269
           Building                                1,050,407           1,050,407
           Leasehold improvements                     23,640              23,640
           Furniture, fixtures and equipment         287,991             263,548
           EDP equipment and software                466,181             332,914
                                                  ----------         -----------
                                                   2,373,488           2,215,778
           Less accumulated depreciation             222,421              45,638
                                                  ----------         -----------
           Totals                                 $2,151,067         $ 2,170,140
                                                  ==========         ===========

Depreciation expense was $177,008, $45,606 and $32 for the years ended December 31, 2000 and 1999 and the period from June 15, 1998 (date of inception) to December 31, 1998, respectively.


NOTE E - DEPOSITS

Deposits at December 31, are comprised of the following:


                                                   2000                 1999
                                                -----------         -----------
           Interest-bearing:
             Money market                       $ 6,675,459        $  1,044,918
             Negotiable order of
               withdrawal accounts                3,498,288           1,288,100
             Savings                                550,861             675,900
           Certificates of deposit:
               Less than $100,000                10,815,076           7,403,604
               $100,000 or more                  14,504,398           5,943,531
                                                  ----------         -----------
                                                 36,044,082          16,356,053
           Demand (non-interest bearing)          4,090,898           1,591,318
                                                  ----------         -----------
           Totals                               $40,134,980        $ 17,947,371
                                                ===========        ============

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE E - DEPOSITS (CONTINUED)
-----------------------------

The maturities on certificates of deposit of $100,000 or more as of December 31, 2000 are as follows:

           Three months or less                                     $  1,923,784
           Over three months to six months                             4,713,792
           Over six months to twelve months                            6,166,614
           Over twelve months                                          1,700,208
                                                                    ------------
           Total                                                    $ 14,504,398
                                                                    ============

Included in interest expense is $681,952 and $62,819 which relates to interest on certificates of deposit of $100,000 or more for 2000 and 1999, respectively.

The maturities on certificates of deposits as of December 31, 2000 are as follows:

           2001                                                     $ 20,431,999
           2002                                                        4,721,680
           2003                                                          108,591
           2004                                                                0
           2005                                                           57,204
                                                                    ------------
           Total                                                    $ 25,319,474
                                                                    ============


NOTE F - INCOME TAXES
---------------------

At December 31, 2000, the Company assessed its earnings history and trend over the past year, its estimate of future earnings, and the expiration date of the net operating loss carryforward and determined that it is more likely than not that the deferred tax assets will not be realized in the near term. Accordingly, a valuation allowance is recorded at December 31, 2000 and 1999.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE F - INCOME TAXES (CONTINUED)
---------------------------------

The components of deferred tax assets and deferred tax liabilities at December 31, are as follows:


                                                           2000           1999
           Deferred tax assets:
             Net operating loss carryforwards           $ 565,806      $ 189,808
             Allowance for loan losses                     85,965          9,141
             Organizational and startup costs             179,343        228,116
             Other deductions deferred for
               income taxes                                 8,317          7,978
                                                        ---------      ---------
                                                          839,431        435,043
                                                        ---------      ---------

           Deferred tax liabilities:
             Depreciation on premises and equipment        42,728         23,753
                                                        ---------      ---------
                                                          796,703        411,290
             Valuation allowance                          796,703        411,290
                                                        ---------      ---------
           Deferred tax assets (liability), net         $       0      $       0
                                                        =========      =========


At December 31, 2000, the Company had a tax net operating loss carryforward of approximately $1,664,000 expiring on various dates from 2019 through 2020.


NOTE G - COMMITMENTS
--------------------

The Company has entered into an operating lease agreement for certain bank offices which expires in October 2001. In addition, the Company has operating leases for office equipment which expire on various dates through 2005. Rent expense was $128,615 for 2000 and $57,421 for 1999 related to these leases.

Future minimum rental commitments as of December 31, 2000 are as follows:

           Year ending -
             December 31, 2001                             $  82,851
             December 31, 2002                                22,762
             December 31, 2003                                20,612
             December 31, 2004                                 6,528
             December 31, 2005                                 1,333
                                                           ---------
           Total minimum payments required                 $ 134,086
                                                           =========

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE G - COMMITMENTS (CONTINUED)
--------------------------------

The Company and the Bank have entered into employment agreements expiring at various dates through May 2002 with four senior officers providing for annual compensation aggregating approximately $410,000.


NOTE H - RETIREMENT PLAN
------------------------

The Company maintains a 401(k) Retirement Plan (the Plan) to which eligible employees may contribute from 1% to 15% of their pay. Currently the Company does not contribute to the Plan on behalf of eligible employees but the Company may make discretionary contributions based on the Company's profitability and approval of the board of directors. The Company made no contributions to the Plan in 2000. Employees who have completed at least three months of service and have attained age 21 are generally eligible to participate. Employee contributions are 100% vested as amounts are credited to the employee's account. Company contributions, if made, become 20% vested when an employee has completed 1 year of service, and vest at a rate of 20% per year thereafter, fully vesting when an employee has completed 5 years of service.


NOTE I - RELATED PARTY TRANSACTIONS
-----------------------------------

The Bank has granted loans to executive officers and directors of the Bank and the Company and to associates of such executive officers and directors. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than the normal risk of collection. The activity for these loans for 2000 is as follows:

           Loan balances at December 31, 1999                               $ 0
           New loans                                                  1,422,750
           Repayments                                                     1,620
                                                                     ----------
           Loan balances at December 31, 2000                        $1,421,130
                                                                     ==========

The Bank also has accepted deposits from employees, officers and directors of the Bank and the Company and from affiliates of such officers and directors. The deposits were accepted on substantially the same terms as those of other depositors. Such deposits amounted to approximately $2,266,174 at December 31, 2000 and $594,936 at December 31, 1999.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE J - STOCKHOLDERS' EQUITY
-----------------------------

The Company has adopted an incentive stock option plan for certain of its employees and has authorized and reserved 150,000 shares of common stock for issuance under this plan.

The Company applies APB 25 in accounting for its stock option plan described above. The option price under the stock option plan equals or exceeds the fair market value of the common shares on the date of grant and, accordingly, no compensation cost has been recognized under the provisions of APB 25 for stock options. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Had compensation cost for the Company's stock option plan been determined under SFAS 123, based on the fair market value at the grant dates, the Company's proforma net loss and net loss per share would have been reflected as follows:

                                                     2000              1999
                                                 ------------     ------------
           Net loss as reported                  $ (1,263,981)    $ (1,100,668)
           Proforma net loss                     $ (1,303,788)    $ (1,198,670)
           Net loss per share as reported             $ (1.09)         $ (1.98)
           Proforma net loss per share                $ (1.12)         $ (2.16)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in 2000 and 1999 include: dividend yield of 0.00%, expected volatility of 00.00% and 16.12%, risk-free interest rate of 5.25% and 6.00% and average expected lives of 3.91 and 4.92 years, respectively. At December 31, 2000 and 1999, options for 35,167 and 17,000 shares were exercisable at an average price per share of $10.00. Options granted expire after 10 years and are exercisable in 20% to 33.33% increments annually. Transactions related to this stock option plan are as follows:

                                                                    WEIGHTED
                                                OPTIONS          AVERAGE OPTION
                                              OUTSTANDING        PRICE PER SHARE
                                              -----------        ---------------
           Balance December 31, 1998                    0
           Granted                                 88,650        $         10.00
                                                   ------        ---------------

           Balance December 31, 1999               88,650        $         10.00
           Forfeited                                 (150)       $         10.00
                                                   ------        ---------------
           Balance December 31, 2000               88,500        $         10.00
                                                   ======        ===============

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

NOTE J - STOCKHOLDERS' EQUITY (CONTINUED)
-----------------------------------------

In connection with its initial offering of common stock, the Company granted to certain organizers of the Company warrants to purchase .67 shares of common stock (at an exercise price of $10.00 per share) for each initial share purchased by such organizers in the offering. The Warrants will vest in equal increments of 20% commencing on the date of grant (August 24, 1999) and on each anniversary date thereafter until fully vested. Warrants may be exercised in whole or in part for $10.00 per share beginning on the date of grant and expiring 10 years after the grant date.

The Company has reserved 113,330 shares of its Common Stock for issuance thereunder.

The approval of the Comptroller of the Currency is required for national banks to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 2000, no amount was available for distribution to the Company as dividends without prior approval.

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                            Capital to risk-weighted assets
                            -------------------------------
                                                                 Tier 1 capital
                               Total              Tier 1       to average assets
                               -----              ------       -----------------

Well capitalized                10%                 6%                 5%
Adequately capitalized          8%                  4%                 4%
Undercapitalized                6%                  3%                 3%

The Company was considered well capitalized as of December 31, 2000 and 1999.

Management is not aware of any events or circumstances that have occurred since year end that would change the Company's capital category.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE J - STOCKHOLDERS' EQUITY (CONTINUED)
-----------------------------------------

At December 31, actual capital levels and minimum required levels were as follows (in thousands):


                                                                                                         Minimum Required
                                                                             Minimum                        To Be Well
                                                                             Required                    Capitalized Under
                                                                           For Capital                   Prompt Corrective
                                                                             Adequacy                        Action
                                               Actual                        Purposes                      Regulations
------------------------------------------------------------------------------------------------------------------------------------
                                        Amount         Ratio           Amount         Ratio           Amount         Ratio
------------------------------------------------------------------------------------------------------------------------------------
2000
Total capital (to risk
    weighted assets)
      Consolidated                     $ 9,354        27.90%          $ 2,682         8.00%          $ 3,352         10.00%
      Bank                             $ 7,303        23.21%          $ 2,518         8.00%          $ 3,147         10.00%
Tier 1 capital (to risk
    weighted assets)
      Consolidated                     $ 9,074        27.07%          $ 1,341         4.00%          $ 2,011          6.00%
      Bank                             $ 7,022        22.31%          $ 1,259         4.00%          $ 1,888          6.00%
Tier 1 capital (to
    average assets)
      Consolidated                     $ 9,074        18.72%          $ 1,939         4.00%          $ 2,423          5.00%
      Bank                             $ 7,022        15.13%          $ 1,857         4.00%          $ 2,321          5.00%

1999
Total capital (to risk
    weighted assets)
      Consolidated                    $ 10,162       102.43%            $ 794         8.00%            $ 992         10.00%
      Bank                             $ 8,405        87.82%            $ 766         8.00%            $ 957         10.00%
Tier 1 capital (to risk
    weighted assets)
      Consolidated                    $ 10,135       102.16%            $ 397         4.00%            $ 595          6.00%
      Bank                             $ 8,378        87.54%            $ 383         4.00%            $ 574          6.00%
Tier 1 capital (to
    average assets)
      Consolidated                    $ 10,135        44.48%            $ 911         4.00%          $ 1,139          5.00%
      Bank                             $ 8,378        39.70%            $ 844         4.00%          $ 1,055          5.00%


         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE K - OFF-BALANCE SHEET RISK
-------------------------------

In the normal course of business, the Bank utilizes various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments include commitments to extend credit through loans approved but not yet funded, lines of credit and standby letters of credit. The credit risks associated with financial instruments are generally managed in conjunction with the Banks' balance sheet activities and are subject to normal credit policies, financial controls and risk limiting and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include compensating balances, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral supporting these commitments for which collateral is deemed necessary is maintained by the Banks.

Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract. The Banks' exposure to off-balance sheet credit risk is represented by the contractual amount of the commitments to extend credit and standby letters of credit. At December 31, 2000 and 1999, the Bank had commitments of approximately $5,688,424 and $1,151,095, respectively, for undisbursed portions of loans in process and unused portions of lines of credit. Commitments under standby letters of credit aggregated approximately $0 and $30,000 at December 31, 2000 and 1999, respectively.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE L - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table presents the estimates of fair value of financial instruments as of December 31:

                                                                                                      2000
                                                                                          -----------------------------
                                                                                                              ESTIMATED
                                                                                          CARRYING              FAIR
                                                                                           AMOUNT               VALUE
                                                                                          --------            ---------
           Financial assets:
              Cash and cash equivalents                                                $  8,736,225        $  8,736,225
              Interest-bearing deposits in bank                                           4,000,000           4,000,000
              Securities available for sale                                                  75,760              75,760
              Securities held to maturity                                                   999,394             999,375
              Restricted securities                                                         326,600             326,600
              Net loans                                                                  32,999,576          32,856,575
              Accrued interest receivable                                                   229,657             229,657
           Financial liabilities:
              Deposits                                                                   40,134,980          40,440,498
              Accrued interest payable                                                       26,745              26,745
           Off-Balance Sheet Credit Risk:
              Commitments to extend credit                                                5,688,424           5,688,424


                                                                                                      1999
                                                                                          -----------------------------
                                                                                                              ESTIMATED
                                                                                          CARRYING              FAIR
                                                                                           AMOUNT               VALUE
                                                                                          --------            ---------
           Financial assets:
              Cash and cash equivalents                                                $ 18,295,344        $ 18,295,344
              Interest-bearing deposits in bank                                           2,000,000           2,000,000
              Securities available for sale                                                  50,760              50,760
              Securities held to maturity                                                   987,915             985,938
              Restricted securities                                                         326,600             326,600
              Net loans                                                                   4,334,141           4,334,141
              Accrued interest receivable                                                    51,723              51,723
           Financial liabilities:
              Deposits                                                                   17,947,371          18,136,184
              Accrued interest payable                                                        3,266               3,266
           Off-Balance Sheet Credit Risk:
              Commitments to extend credit                                                1,151,095           1,151,095
              Standby letters of credit                                                      30,000              30,000

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE L - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
---------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Securities: For securities available for sale fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans: The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.

         Accrued interest: The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.

         Off-balance sheet credit risk: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customer. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value estimates are presented for on-balance sheet financial instruments without attempting to estimate the value of the bank's long-term relationships with depositors and the benefit that results from low-cost funding provided by deposit liabilities. In addition, significant assets which are not considered financial instruments and are, therefore, not a part of the fair value estimates include office properties and equipment.

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE M - GENERAL OPERATING EXPENSES
-----------------------------------

The following amounts comprise general operating expenses for the year ended December 31:

                                                           2000            1999
                                                        ---------      ---------
           Stationery and supplies                      $  67,901      $  84,321
           Data processing                                171,584         34,936
           Professional and outside service fees          228,105         75,344
          Advertising, marketing and public
              relations                                    45,221         63,652
           Dues and subscriptions                          29,531         30,211
           Insurance                                       14,800         24,347
           License, fees and taxes                         22,997         16,196
           Other                                           76,716         93,512
                                                        ---------      ---------

           Totals                                       $ 656,855      $ 422,519
                                                        =========      =========

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999



NOTE N - CONDENSED FINANCIAL INFORMATION

The condensed financial information of Citizens Bancshares of Southwest Florida, Inc. (parent company only) as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and the period from June 15, 1998 (date of inception) to December 31, 1998, is as follows:

The Company, for the year ended December 31, 2000, has considered all expenses related to Salaries and benefits, Occupancy, Equipment rental and maintenance and General Operating to be associatied with the operations of the bank. Prior to the commencement of bank operations, in August 1999, all expenses were considered to be those of the parent company.

        BALANCE SHEETS
        --------------

                                                                                 December 31
                                                                       -------------------------------

                                                                           2000               1999
                                                                       -----------        ------------
           Assets:
              Investment in and indebtedness of
                subsidiaries, at equity                                $ 7,022,180        $  8,378,168
              Cash and due from banks                                    2,051,593           1,746,399
              Other assets                                                       0               9,999
                                                                       -----------        ------------
                                                                       $ 9,073,773        $ 10,134,566
                                                                       ===========        ============

           Liabilities:
              Accrued expenses and other liabilities                   $       187        $          0

           Stockholders' equity:
              Preferred stock                                                    0                   0
              Common stock                                                  11,654              11,451
              Additional paid-in capital                                11,549,700          11,346,903
              Accumulated deficit                                       (2,487,768)         (1,223,787)
              Accumulated other comprehensive income                             0                   0
                                                                       -----------        ------------
                                    TOTAL STOCKHOLDERS' EQUITY           9,073,586          10,134,567
                                                                       -----------        ------------
                                                                       $ 9,073,773        $ 10,134,567
                                                                       ===========        ============




             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES


                           December 31, 2000 and 1999



NOTE N - CONDENSED FINANCIAL INFORMATION (CONTINUED)
----------------------------------------------------


        STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
        ------------------------------------------------

                                                                          2000                1999                1998
                                                                     ------------         -----------         ----------
           Income:
              Interest on investment
                securities and other                                 $     92,007         $    94,360         $    1,917
                                                                     ------------         -----------         ----------
                                               TOTAL INCOME                92,007              94,360              1,917
                                                                     ------------         -----------         ----------

           Expenses:
              Interest on other borrowings                                      0              19,080              2,073
              Salaries and employee benefits                                    0             305,869             18,360
              Occupancy                                                         0              65,877             17,026
              Equipment rental, depreciation
                and maintenance                                                                   193                 32
              General operating                                                 0             222,377             87,545
                                                                     ------------         -----------         ----------
                                             TOTAL EXPENSES                     0             613,396            125,036
                                                                     ------------         -----------         ----------
                              INCOME (LOSS) FROM OPERATIONS
                            BEFORE INCOME TAX AND EQUITY IN
                     UNDISTRIBUTED NET LOSS OF SUBSIDIARIES                92,007            (519,036)          (123,119)

           Income taxes                                                         0                   0                  0
                                                                     ------------         -----------         ----------

                             INCOME (LOSS) BEFORE EQUITY IN


                     UNDISTRIBUTED NET LOSS OF SUBSIDIARIES                92,007            (519,036)          (123,119)

           Equity in undistributed net loss

              of subsidiaries                                          (1,355,988)           (581,632)                 0
                                                                     ------------         -----------         ----------

                                                   NET LOSS            (1,263,981)         (1,100,668)          (123,119)


           Accumulated deficit:
              Beginning of period                                      (1,223,787)           (123,119)                 0
                                                                     ------------         -----------         ----------


              End of period                                          $ (2,487,768)        $(1,223,787)        $ (123,119)
                                                                     ============         ===========         ==========

                                      -24-

             ------------------------------------------------------

         CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE N - CONDENSED FINANCIAL INFORMATION (CONTINUED)
----------------------------------------------------

           STATEMENTS OF CASH FLOWS
           ------------------------

                                                                         2000                 1999               1998
                                                                      ----------          -----------          ---------

        CASH FLOWS FROM OPERATING ACTIVITIES
        ------------------------------------
           Net loss                                                  $ (1,263,981)       $ (1,100,668)        $ (123,119)
           Adjustments to reconcile net loss to net cash
           provided by (used in) operating activities:
              Equity in undistributed net
                loss of subsidiaries                                    1,355,988             581,632                  0
              Depreciation of premises and
                equipment                                                       0                 193                 32
              (Increase) decrease in other
                assets                                                     10,000              30,933            (30,933)
              Increase (decrease) in accrued
                expenses and other liabilities                                187             (18,406)            18,406
                                                                      ----------          -----------          ---------
              NET CASH PROVIDED BY (USED IN)
                       OPERATING ACTIVITIES                               102,194            (506,316)          (135,614)
                                                                      ----------          -----------          ---------

        CASH FLOWS FROM INVESTING ACTIVITIES
        ------------------------------------
           Investment in subsidiary banks                                       0          (8,969,800)                 0
           Purchases of premises and equipment                                  0            (510,145)        (1,349,329)
           Sale of premises and equipment                                       0           1,859,249                  0
                                                                      ----------          -----------          ---------
                                    NET CASH USED IN
                                    INVESTING ACTIVITIES                        0          (7,620,696)        (1,349,329)
                                                                      ----------          -----------          ---------

        CASH FLOWS FROM FINANCING ACTIVITIES
        ------------------------------------
           Borrowings on (repayment of)
              short-term notes                                                  0          (1,600,000)         1,600,000
           Proceeds from issuance of common stock                         203,000          11,358,354                  0
                                                                      ----------          -----------          ---------
                                       NET CASH PROVIDED BY
                                       FINANCING ACTIVITIES               203,000           9,758,354          1,600,000
                                                                      ----------          -----------          ---------

        INCREASE IN CASH AND CASH EQUIVALENTS                             305,194           1,631,342            115,057
        -------------------------------------

        Cash and cash equivalents:
           Beginning of period                                          1,746,399             115,057                  0
                                                                      ----------          -----------          ---------
           End of period                                             $  2,051,593        $  1,746,399         $  115,057
                                                                     ============        ============         ==========

BACK COVER
================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Citizens Bancshares," "we," and "our" refer to Citizens Bancshares of South Florida, Inc., a Florida corporation.



                      ------------------------------------
                               TABLE OF CONTENTS:
                      ------------------------------------


                                                                          Page
                                                                          ----

Prospectus Summary........................................................   2
Selected Financial Data...................................................   7
Risk Factors .............................................................   8
Terms of Offering ........................................................  13
Dilution..................................................................  16
Capitalization of Citizens Bancshares.....................................  17
Use of Proceeds...........................................................  17
Dividend Policy ..........................................................  19
Management's Discussion and Analysis of Results
   of Operations and Financial Condition .................................  20
Business .................................................................  42
Supervision And Regulation................................................  50
Management of Citizens Bancshares.........................................  56
Executive Compensation....................................................  67
Certain Transactions .....................................................  71
Securities Ownership of Certain Beneficial Owners
   and Management ........................................................  71
Description of Capital Stock .............................................  73
Anti-takeover Provisions..................................................  73
Shares Eligible For Future Sale ..........................................  76
Legal Matters Pertaining to the Offering..................................  76
Certain Experts Retained by Citizens Bancshares...........................  76
Where You Can Find More Information ......................................  77
Index to Consolidated Financial Statements ............................... F-1


                                     [LOGO]


                                1,500,000 Shares
                                       of
                                  Common Stock


                  --------------------------------------------
                                   PROSPECTUS
                  --------------------------------------------









                                December___, 2001


================================================================================

                                     PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24: Indemnification of Directors and Officers

     As provided under Florida law, Citizens Bancshares's directors shall not be personally liable to Citizens Bancshares or its stockholders for monetary damages for breach of duty of care or any other duty owed to Citizens Bancshares as a director, unless the breach of or failure to perform those duties constitutes:

     o a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

     o a transaction from which the director received an improper personal benefit;

     o   an unlawful corporate distribution;

     o an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or

     o an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Article VI of Citizens Bancshares's Bylaws provides that Citizens Bancshares shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of Citizens Bancshares, against reasonable expenses incurred by him in connection with such defense.

     Citizens Bancshares's Bylaws also provide that Citizens Bancshares is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Citizens Bancshares and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Item 25: Other Expenses of Issuance and Distribution

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales agent's commissions assuming a maximum offering price of $10.00. All of the amounts shown are estimated except for the registration fees of the Commission.

     SEC Registration Fees.......................................... $     3,863

     Blue Sky Registration Fees & Expenses..........................       7,500

     Legal fees and expenses........................................      35,000

     Accounting Fees................................................      25,000

     Printing expenses..............................................       7,500

     Miscellaneous..................................................       5,000
                                                                     -----------

          Total..................................................... $    83,863
                                                                     ===========


Item 26: Recent Sales of Unregistered Securities.

     None

Item 27: Exhibits and Financial Statement Schedules

     The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Registration Statement. The exhibits which are denominated by an asterisk (*) were previously filed as a part of a Registration Statement on Form SB-2 for Citizens Bancshares filed with the SEC on March 24, 1999, File No. 333-74997. The exhibits which are denominated by a double asterisk (**) were previously filed as a part of Amendment No. 1 to Form SB-2, filed with the SEC on May 7, 1999. The exhibits which are denominated by a triple asterisk (***) were previously filed as a part of Form 10-KSB filed with the SEC on March 30, 2000. The exhibits which are denominated by a quadruple asterisk (****) were previously filed as a part of Form 10-KSB filed with the SEC on March 27, 2001. The exhibit numbers correspond to the exhibit numbers in the referenced document.

Exhibit
Number                               Description of Exhibit
------              ------------------------------------------------------------

   *    3.1         Amended and  Restated Articles of Incorporation  of Citizens
                    Bancshares
   *    3.2         Bylaws of Citizens Bancshares
        3.3         Amendment   to   Articles   of  Incorporation  changing  the
                    corporate  name  filed  as  an  exhibit to Form 8-K filed on
                    October 29, 2001.
  **    4.1         Specimen Common Stock Certificate
  **    4.3         Form of Stock Purchase Warrant - 1999 Offering
        4.4         Form of Stock Purchase Warrant - 2002 Offering
        5.1         Opinion of Igler & Dougherty, P.A.
  **   10.1         Employment  Agreement  of  Michael L. McMullan, dated as  of
                    April 28, 1999
 ***   10.1.1       Amendment, dated as of  August 24, 1999, to  the  Employment
                    Agreement of Michael L. McMullan
   *   10.2         Agreement for the Purchase and Sale of Real Property
  **   10.3         Employment Agreement of Polly M. Rogers, dated as  of  April
                    28, 1999
 ***   10.3.1       Amendment, dated as of  August 24, 1999,  to  the Employment
                    Agreement of Polly M. Rogers
 ***   10.4         1999 Stock Option Plan
 ***   10.5         Form of Incentive Stock Option Agreement
       10.6         Employment Agreement of  Craig  Sherman,  dated as of May 3,
                    1999  filed  as  an  exhibit  to  Form 10-QSB/A-1  filed  on
                    December 3, 2001.
       10.7         Employment  Agreement  of  Thomas  M.  Whelan,  dated  as of
                    April 28, 1999, filed as an exhibit to Form 10-QSB/A-1 filed on December 3, 2001.
****   21.1         Subsidiaries of the Registrant
       23.1         Consent  of  Igler  &  Dougherty, P.A. - included in Opinion
                    Letter - See Exhibit 5.1
       23.2         Consent of Hill, Barth & King, LLC
       24.1         Power   of   Attorney   -   included   in   Signature   Page
                    of Registration Statement
       99.1         Stock Order Form

------------------------------------

Item 28.      Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida on December 17, 2001.

                                      CITIZENS BANCSHARES OF SOUTH FLORIDA, INC.


Date: December 17, 2001               By:  /s/ Michael L. McMullan
                                         ---------------------------------------
                                          Michael L. McMullan
                                          Chief Executive Officer


Date: December 17, 2001               By:  /s/ Thomas M. Whelan
                                         ---------------------------------------
                                          Thomas M. Whelan
                                          Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. McMullan and Thomas M. Whelan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



     Signature                          Title                       Date
   -------------                      ---------                   --------

/s/ Michael L. McMullan         Chief Executive Officer,
-------------------------
Michael L. McMullan                    Director                December 17, 2001

/s/ Polly M. Rogers
-------------------------
Polly M. Rogers                 President, Director            December 17, 2001

     Signature                          Title                       Date
   -------------                      ---------                   --------

/s/ Joe B. Cox
-------------------------
Joe B. Cox                      Director                       December 17, 2001

/s/ Earl L. Frye
-------------------------
Earl L. Frye                    Director                       December 17, 2001

/s/ Stanley W. Hole
-------------------------
Stanley W. Hole                 Director                       December 17, 2001

/s/ John B. James
-------------------------
John B. James                   Director                       December 17, 2001

/s/ LaVonne Johnson
-------------------------
LaVonne Johnson                 Director                       December 17, 2001

/s/ Luc C. Mazzini
-------------------------
Luc C. Mazzini                  Director                       December 17, 2001

/s/ Bernard L. Turner
-------------------------
Bernard L. Turner               Director                       December 17, 2001

/s/ Lorenzo Walker
-------------------------
Lorenzo Walker                  Director                       December 17, 2001

                                  EXHIBIT INDEX
                                    FORM SB-2

Exhibit
Number
------

  4.4   Form of Stock Purchase Warrant - 2002 Offering

  5.1   Opinion of Igler & Dougherty, P.A.

 23.1   Consent of Igler & Dougherty, P.A. -  included in Opinion Letter  -  see
        Exhibit 5.1

 23.2   Consent of Hill, Barth & King LLC

 24.1   Power of Attorney - included in Signature Page of Registration Statement

 99.1   Stock Order Form